UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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PBF Energy Inc.

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PBF ENERGY INC.

NOTICE OF 2015 ANNUAL MEETING OF STOCKHOLDERS

The Board of Directors has determined that the 2015 Annual Meeting of Stockholders of PBF Energy Inc. will be held on Thursday, May 21, 2015, at 10:00 a.m., Eastern Time, at Governor Morris Inn, 2 Whippany Rd, Morristown, NJ 07960 for the following purposes:

1.	the election of directors;
2.	the ratification of the appointment of Deloitte & Touche LLP (“Deloitte”) as independent auditor; and
3.	the transaction of any other business properly brought before the meeting or any adjournment or postponement thereof.

The Company’s 2014 Annual Report, which is not part of the proxy soliciting material, is enclosed. These materials are being delivered to stockholders on or about April 3, 2015.

You may revoke a proxy at any time prior to its exercise by giving written notice to that effect to the Secretary or by submission of a later-dated proxy or subsequent Internet or telephonic proxy. If you attend the meeting, you may revoke any proxy previously granted and vote in person.

By order of the Board of Directors,

Jeffrey Dill
Senior Vice President, General Counsel and Secretary

PBF Energy Inc.

One Sylvan Way, Second Floor

Parsippany, New Jersey 07054

March 30, 2015

i

PBF ENERGY INC.

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS

Our Board of Directors (the “Board”) is soliciting proxies to be voted at the Annual Meeting of Stockholders on May 21, 2015 (the “Annual Meeting”). The accompanying notice describes the time, place, and purposes of the Annual Meeting. Action may be taken at the Annual Meeting or on any date to which the meeting may be adjourned. Unless otherwise indicated the terms “PBF,” “the Company,” “we,” “our,” and “us” are used in this Notice of Annual Meeting and Proxy Statement to refer to PBF Energy Inc., to one or more of our consolidated subsidiaries, or to all of them taken as a whole.

In lieu of this proxy statement and the accompanying notice, we are mailing a Notice of Internet Availability of Proxy Materials (“Internet Availability Notice”) to certain stockholders on or about April 3, 2015. On this date, stockholders will be able to access all of our proxy materials on the website referenced in the Notice.

Record Date, Shares Outstanding, Quorum

Holders of record of our Class A Common Stock, par value $0.001 per share (“Class A Common Stock”) and Class B Common Stock, par value $0.001 per share (“Class B Common Stock”) are entitled to vote as a single class on the matters presented at the Annual Meeting. At the close of business on March 25, 2015 (the “record date”), 85,986,046 shares of Class A Common Stock were issued and outstanding and entitled to one vote per share and the holders of the Class A Common Stock have 94.3% of the voting power. On the record date, 29 shares of Class B Common Stock were issued and outstanding and each share of Class B Common Stock entitled the holder to one vote for each Series A limited liability company membership interest (“PBF LLC Series A Units”) of our subsidiary, PBF Energy Company LLC (“PBF LLC”), held by such holder as of the record date. On the record date, Class B Common Stock holders collectively held 5,170,687 PBF LLC Series A Units, which entitled them to an equivalent number of votes, representing approximately 5.7% of the combined voting interests of the Class A and Class B Common Stock. See “PBF’s Corporate Structure” below for more information.

Stockholders representing a majority of voting power, present in person or represented by properly executed proxy, will constitute a quorum. Abstentions and broker non-votes count as being present or represented for purposes of determining the quorum.

Attending the Annual Meeting

In order to enter the Annual Meeting you will need to provide proof of ownership of PBF stock. If your shares are held in the name of a broker, bank or other holder of record and you plan to attend the Annual Meeting, you must present proof of your ownership of PBF stock, such as a bank or brokerage account statement, to be admitted to the Meeting. Stockholders also must present a form of personal photo identification in order to be admitted to the Meeting. No cameras, recording equipment, electronic devices, large bags, briefcases or packages will be permitted in the Annual Meeting.

What is the difference between holding shares as a stockholder of record and as a beneficial owner?

If your shares are registered in your name directly with the Company or with PBF’s transfer agent, American Stock Transfer & Trust Company, LLC, you are the “stockholder of record” of those shares. This Notice of Annual Meeting and Proxy Statement and any accompanying documents have been provided directly to you by PBF.

If your shares are held in a stock brokerage account or by a bank or other holder of record, you are considered the “beneficial owner” of those shares, and the Internet Availability Notice has been forwarded to you by your broker, bank or other holder of record.

As the beneficial owner, you have the right to direct your broker, bank or other holder of record how to vote your shares by using the voting instruction card or by following their instructions for voting by telephone or on the Internet.

Voting by Mail, Telephone or Internet or in Person at the Meeting

You may vote using any of the following methods:

By mail

Complete, sign and date the proxy or voting instruction card and return it in the prepaid envelope. If you are a shareholder of record and you return your signed proxy card but do not indicate your voting preferences, the persons named in the proxy card will vote the shares represented by your proxy card as recommended by the Board of Directors. Mailed proxies must be received no later than the close of business on May 20, 2015 in order to be voted at the Annual Meeting. We urge you to use the other means of voting if there is a possibility your mailed proxy will not be timely received.

By telephone or on the Internet

We have established telephone and Internet voting procedures for stockholders of record. These procedures are designed to authenticate your identity, to allow you to give your voting instructions and to confirm that those instructions have been properly recorded.

You can vote by calling the toll-free telephone number 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries from any touch-tone telephone. Please have your proxy card handy when you call. Easy-to-follow voice prompts will allow you to vote your shares and confirm that your instructions have been properly recorded.

The website for Internet voting is www.voteproxy.com for stockholders of record. Please have your proxy card handy when you go to the website. As with telephone voting, you can confirm that your instructions have been properly recorded. If you vote on the Internet, you also can request electronic delivery of future proxy materials.

Telephone and Internet voting facilities for stockholders of record will be available 24 hours a day until 11:59 p.m., Eastern Daylight Time, on May 20, 2015.

The availability of telephone and Internet voting for beneficial owners will depend on the voting processes of your broker, bank or other holder of record. Therefore, we recommend that you follow the voting instructions in the materials you receive. If you vote by telephone or on the Internet, you do not have to return your proxy or voting instruction card.

In person at the Annual Meeting

If you attend the Annual Meeting and want to vote in person, we will give you a ballot at the meeting. If your shares are registered in your name, you are considered the “stockholder of record” and you have the right to vote the shares in person at the Annual Meeting. You may also be represented by another person at the Meeting by executing a proper proxy designating that person. If, however, your shares are held in the name of your broker or other nominee, you are considered the beneficial owner of shares held in street name. As a beneficial owner, if you wish to vote at the Annual Meeting, you will need to bring to the Annual Meeting a legal proxy from the “stockholder of record” (e.g., your broker) authorizing you to vote the shares.

Revocability of Proxies

You may revoke your proxy at any time before it is voted at the Annual Meeting by (i) submitting a written revocation to PBF, (ii) returning a subsequently dated proxy to PBF, or (iii) attending the Annual Meeting requesting that your proxy be revoked and voting in person at the Annual Meeting. If instructions to the contrary are not provided, shares will be voted as indicated on the proxy card.

Abstentions

Abstentions are counted for purposes of determining whether a quorum is present. Abstentions are not counted in the calculation of the votes “cast” with respect to any of the matters submitted to a vote of stockholders. Directors will be elected by a plurality of the votes cast at the meeting.

Broker Non-Votes

Brokers holding shares must vote according to specific instructions they receive from the beneficial owners of the stock. If the broker does not receive specific instructions, in some cases the broker may vote the shares in the broker’s discretion. However, the New York Stock Exchange (the “NYSE”) precludes brokers from exercising voting discretion on certain proposals without specific instructions from the beneficial owner. This results in a “broker non-vote” on the proposal. A broker non-vote is treated as “present” for purposes of determining a quorum, has the effect of a negative vote when a majority of the voting power of the issued and outstanding shares is required for approval of a particular proposal, and has no effect when a majority of the voting power of the shares present in person or by proxy and entitled to vote or a plurality or majority of the votes cast is required for approval.

The ratification of the appointment of Deloitte as our independent auditor (Proposal No. 2) is deemed to be a routine matter under NYSE rules. A broker or other nominee generally may vote uninstructed shares on routine matters, and therefore no broker non-votes are expected to occur with Proposal No. 2. Proposal 1 is considered non-routine under applicable rules. A broker or other nominee cannot vote without instructions on non-routine matters, and therefore an undetermined number of broker non-votes is expected to occur on this proposal. These broker non-votes will not have any impact on the outcomes for this proposal as it requires the approval of a majority of the votes cast.

Solicitation of Proxies

PBF pays for the cost of soliciting proxies and the Annual Meeting. In addition to solicitation by mail, proxies may be solicited by personal interview, telephone, and similar means by directors, officers, or employees of PBF, none of whom will be specially compensated for such activities. PBF also intends to request that brokers, banks, and other nominees solicit proxies from their principals and will pay such brokers, banks, and other nominees certain expenses incurred by them for such activities.

SUMMARY

This summary highlights information contained elsewhere in this proxy statement. We encourage you to review the entire proxy statement. This proxy statement and our Annual Report for the year ended December 31, 2014 are first being mailed to the Company’s stockholders and made available on the internet at www.pbfenergy.com on or about April 3, 2015. Website addresses included throughout this proxy statement are for reference only. The information contained on our website is not incorporated by reference into this proxy statement.

PBF Energy

We are one of the largest independent petroleum refiners and suppliers of unbranded transportation fuels, heating oil, petrochemical feedstocks, lubricants and other petroleum products in the United States. We sell our products throughout the Northeast and Midwest of the United States, as well as in other regions of the United States and Canada, and are able to ship products to other international destinations. We were formed in 2008 to pursue acquisitions of crude oil refineries and downstream assets in North America. We currently own and operate three domestic oil refineries and related assets, which we acquired in 2010 and 2011. Our refineries have a combined processing capacity, known as throughput, of approximately 540,000 bpd, and a weighted-average Nelson Complexity Index of 11.3. We operate in two reportable business segments: Refining and Logistics.

PBF Energy was formed on November 7, 2011 and is a holding company whose sole asset is a controlling equity interest in PBF Energy Company LLC (“PBF LLC”). We are the sole managing member of PBF LLC and operate and control all of the business and affairs of PBF LLC. We consolidate the financial results of PBF LLC and its subsidiaries and record a noncontrolling interest in our consolidated financial statements representing the economic interests of the members of PBF LLC other than PBF Energy. PBF LLC is a holding company for the companies that directly or indirectly own and operate our business. PBF Holding Company LLC (“PBF Holding”) is a wholly-owned subsidiary of PBF LLC and is the parent company for our refining operations. PBF Energy, through its ownership of PBF LLC, also consolidates the financial results of PBF Logistics LP (“PBFX”), a fee-based, growth-oriented, publicly traded Delaware master limited partnership formed by PBF Energy to own or lease, operate, develop and acquire crude oil and refined petroleum products terminals, pipelines, storage facilities and similar logistics assets. As of March 25, 2015, PBF LLC held a 52.1% limited partner interest (consisting of 1,284,524 common units and 15,886,553 subordinated units) in PBFX, with the remaining 47.9% limited partner interest held by the public unit holders. PBF LLC also owns all of the incentive distribution rights and indirectly owns a non-economic general partner interest in PBFX through its wholly-owned subsidiary, PBF Logistics GP LLC (“PBF GP”), the general partner of PBFX.

In 2014, we achieved strong business results including:

•	Adjusted fully-converted net income, excluding a noncash special item (a non-GAAP financial measure which is reconciled under the heading “Non-GAAP Financial Measures” in “Item 7, Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the year-ended December 31, 2014), was $435.3 million for the year ended December 31, 2014 compared to $143.9 million for the year ended December 31, 2013.

•	Revenues totaled $19.8 billion for the year ended December 31, 2014 compared to $19.2 billion for the year ended December 31, 2013, an increase of approximately $0.7 billion or 3.5%.

•	On May 14, 2014, PBFX completed its initial public offering of 15,812,500 common units, including 2,062,500 common units issued upon exercise of the over-allotment option that was granted to the underwriters, at a price to the public of $23.00 per unit. This resulted in net proceeds of approximately $341.0 million.

Upon completion of the PBFX offering, PBF LLC held a 50.2% limited partner interest in PBFX (consisting of 74,053 common units and 15,886,553 subordinated units), with the remaining 49.8% limited partner interest held by public common unit holders.

•	In September 2014, PBFX acquired the Delaware City West Unloading Rack (the “DCR West Rack”), a heavy crude oil rail unloading facility at the Delaware City refinery with total throughput capacity of at least 40,000 barrels per day (“bpd”), from PBF LLC for an aggregate price of $150.0 million, consisting of $135.0 million of cash and 589,536 common units of PBFX.

•	In addition, in December 2014, PBFX acquired from subsidiaries of PBF LLC a tank farm and related facilities located at PBF Energy’s Toledo refinery, including a propane storage and loading facility (collectively, the “Toledo Storage Facility”) for an aggregate price of $150.0 million, consisting of $135.0 million of cash and 620,935 common units of PBFX.

Corporate Governance

PBF Energy is committed to meeting high standards of ethical behavior, corporate governance and business conduct in everything we do, every day. This commitment has led us to implement the following practices:

•	Board Structure and Composition—Our directors are elected annually by vote of our stockholders and seven of our nine directors are independent.

•	Chief Executive Officer (“CEO”) Succession Planning—Succession planning, which is conducted at least annually by our Board of Directors, addresses both an unexpected loss of our CEO and longer-term succession.

•	Independent Compensation Consultant—Our Compensation Committee uses an independent compensation consultant, which performs no consulting or other services for the Company.

•	Stock Ownership—Each of our executive officers and directors receive equity awards that vest over a period of four years in order to ensure a level of stock ownership that are intended to align their interests with those of our stockholders.

•	Transactions in Company Securities—Our insider trading policy prohibits all directors and employees from engaging in short sales and hedging transactions relating to our common stock, and requires advance approval of any pledging of common stock by directors, executive officers and other members of management.

•	Absence of Rights Plan—We do not have a shareholder rights plan, commonly referred to as a ‘‘poison pill.’’

See the “Corporate Governance” portion of this proxy statement for further information on our governance practices.

Enterprise-Wide Risk Oversight

Our Board of Directors, assisted by its committees, oversees management’s enterprise-wide risk management activities. Risk management activities include assessing and taking actions necessary to manage risk incurred in connection with the long-term strategic direction and operation of our business.

Executive Compensation

Our executive compensation program uses a mix of base salary, annual cash incentives, equity and equity-based awards and standard benefits to attract and retain highly qualified executives and maintain a strong relationship between executive pay and Company performance.

•	Our Overall Compensation Program Principles

•	Pay-for-performance—A substantial portion of the total compensation of our executive officers is earned based on achievement of enterprise-wide goals that drive shareholder value.

•	Reward long-term growth and focus management on sustained success and shareholder value creation—A significant portion of the compensation of our executive officers is weighted toward equity and equity-based awards that encourage sustained performance and positive shareholder returns.

•	Standard benefits and very limited perquisites—We provide standard employee benefits and very limited perquisites to our executive officers.

•	Strong Governance Standards in Oversight of Executive Compensation Policies

We maintain strong governance standards in the oversight of our executive compensation policies and practices, including:

•	No excise tax gross-ups and very limited perquisites.

•	Performance-based compensation arrangements.

•	Equity-based incentive compensation to align management and stockholder interests.

Proposal 1—Election of Directors (see pages 11-15)

The Board has nominated nine candidates for election to our Board of Directors. The Board recommends that stockholders vote FOR the election of each nominee.

Proposal 2—Ratification of Independent Registered Public Accounting Firm (see page 50)

The Audit Committee has appointed Deloitte & Touche LLP as our independent registered public accounting firm for the year ending December 31, 2015. The Board is seeking shareholder ratification of this appointment. The Board recommends that stockholders vote FOR ratification of the appointment of Deloitte & Touche LLP.

CORPORATE GOVERNANCE

PBF’S CORPORATE STRUCTURE

In December 2012, we completed an initial public offering (“IPO”) of our Class A Common Stock, which is listed on the NYSE. We have another class of common stock, Class B Common Stock, which has no economic rights but entitles the holder, without regard to the number of shares of Class B Common Stock held, to a number of votes on matters presented to our stockholders that is equal to the aggregate number of PBF LLC Series A Units held by such holder. The Class A Common Stock and the Class B Common Stock are referred to as our “common stock.” We were initially sponsored and controlled by funds affiliated with The Blackstone Group L.P., or Blackstone, and First Reserve Management, L.P., or First Reserve (collectively referred to as “our sponsors”). See “Certain Relationships and Related Party Transactions—Our Historical Relationship with Blackstone and First Reserve.” During 2014, Blackstone and First Reserve each had the right to designate directors for appointment to our Board of Directors and each initially had two (2) directors. Following secondary offerings by First Reserve and Blackstone in February and June 2014, respectively, the sponsors’ designated directors resigned from our Board of Directors.

As of the March 25, 2015 record date, certain of our current and former executive officers, directors and employees and their affiliates beneficially owned 5,170,687 PBF LLC Series A Units (we refer to all of the holders of the PBF LLC Series A Units as “pre-IPO owners” of PBF LLC). Each of the pre-IPO owners of PBF LLC holds one share of Class B Common Stock entitling the holder to one vote for each PBF LLC Series A Unit they hold.

Certain of our current and former officers hold interests in PBF LLC, which are profits interests (which we refer to as the “PBF LLC Series B Units”) and certain of our pre-IPO owners and other employees hold options and warrants to purchase PBF LLC Series A Units as well as options to purchase Class A Common Stock. As described under “Certain Relationships and Related Party Transactions—Summary of PBF LLC Series B Units,” holders of PBF LLC Series B Units, including certain officers of the Company, are entitled, in varying degrees on a scale of 0% to 10%, to share in all distributions and proceeds (other than return of amounts invested) to Blackstone and First Reserve related to PBF LLC Series A Units previously owned by Blackstone and First Reserve.

INFORMATION REGARDING THE BOARD OF DIRECTORS

PBF’s business is managed under the direction of our Board. Our Board currently has nine members, two of whom are our Executive Chairman, Thomas D. O’Malley, and, our Chief Executive Officer, Thomas J. Nimbley, while the other seven are non-management directors.

Our Board conducts its business through meetings of its members and its committees. During 2014, our Board held nine (9) meetings and each member of the Board participated in at least 75% of the meetings held while they were in office, with the exception of Messrs. Timothy Day and Neil A. Wizel, who were designated by First Reserve and failed to attend one of the two meetings held prior to their resignations from the Board of Directors effective as of March 31, 2014. All of the directors then in office attended the annual meeting of stockholders in 2014. All Board members are expected to attend the 2015 Annual Meeting.

The Board’s Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee are composed entirely of directors who meet the independence requirements of the NYSE listing standards and any applicable regulations of the Securities and Exchange Commission, or the SEC.

INDEPENDENCE DETERMINATIONS

Under the NYSE’s listing standards, no director qualifies as independent unless the Board affirmatively determines that he or she has no material relationship with PBF. Based upon information requested from and provided by our directors concerning their background, employment, and affiliations, including commercial, banking, consulting, legal, accounting, charitable, and familial relationships, the Board has determined that, other than being a director and/or stockholder of PBF, each of the independent directors named below has either no relationship with PBF, either directly or as a partner, stockholder, or officer of an organization that has a relationship with PBF, or has only immaterial relationships with PBF, and is independent under the NYSE’s listing standards.

In accordance with NYSE listing standards, the Board has adopted categorical standards or guidelines to assist the Board in making its independence determinations regarding its directors. These standards are published in Article I of our Corporate Governance Guidelines and are available on our website at www.pbfenergy.com under the “Corporate Governance” tab in the “Investors” section. Under NYSE’s listing standards, immaterial relationships that fall within the guidelines are not required to be disclosed in this Proxy Statement. An immaterial relationship falls within the guidelines if it:

•	is not a relationship that would preclude a determination of independence under Section 303A.02(b) of the NYSE Listed Company Manual;

•	consists of charitable contributions by PBF to an organization in which a director is an executive officer and does not exceed the greater of $1 million or 2 percent of the organization’s gross revenue in any of the last three years;

•	consists of charitable contributions to any organization with which a director, or any member of a director’s immediate family, is affiliated as an officer, director, or trustee pursuant to a matching gift program of PBF and made on terms applicable to employees and directors; or is in amounts that do not exceed $1 million per year; and

•	is not required to be, and it is not otherwise, disclosed in this proxy statement.

The Board has determined that all of the 2015 non-management director nominees meet the independence requirements of the NYSE listing standards as set forth in the NYSE Listed Company Manual: Spencer Abraham, Jefferson F. Allen, Wayne A. Budd, S. Eugene Edwards, Dennis M. Houston, Edward F. Kosnik and Eija Malmivirta. In 2014, our independent directors included Martin J. Brand and David I. Foley, who were designated by Blackstone, and Timothy H. Day and Neil A. Wizel, who were designated by First Reserve.

COMMITTEES OF THE BOARD

PBF had these standing committees of the Board in 2014.

•	Audit Committee;

•	Compensation Committee; and

•	Nominating and Corporate Governance Committee.

We have adopted a charter setting forth the responsibilities of each of the committees. The committee charters are available on our website at www.pbfenergy.com under the “Corporate Governance” tab in the “Investors” section.

Audit Committee

The Audit Committee reviews and reports to the Board on various auditing and accounting matters, including the quality, objectivity, and performance of our internal and external accountants and auditors, the adequacy of our financial controls, and the reliability of financial information reported to the public. The members of the Audit Committee were Jefferson F. Allen (Chairman), Dennis M. Houston and Edward F. Kosnik. Mr. Allen and Mr. Kosnik were each determined by the Board to be an “Audit Committee financial expert” (as defined by the SEC).

In 2014, the Audit Committee met six (6) times and each meeting was attended by all of the members. The “Report of the Audit Committee for Fiscal Year 2014” appears in this proxy statement following the disclosures related to Proposal No. 2.

Compensation Committee

The Compensation Committee reviews and reports to the Board on matters related to compensation strategies, policies, and programs, including certain personnel policies and policy controls, management development, management succession, and benefit programs. The Compensation Committee also approves and administers our equity incentive compensation plan and cash incentive plan. The Compensation Committee’s duties are described more fully in the “Compensation Discussion and Analysis” section below.

The members of the Compensation Committee are Spencer Abraham (Chairman), Jefferson F. Allen and Eija Malmivirta. Each of the three current members of the Compensation Committee qualifies as independent under applicable SEC rules and regulations and the rules of the NYSE, as an “outside director” for the purposes of Section 162(m) of the Internal Revenue Code and as a “non-employee director” for the purposes of Rule 16b-3 under the Exchange Act.

In 2014, the Compensation Committee met four (4) times and the meetings were attended by all members. The “Compensation Committee Report” for fiscal year 2014 appears in this proxy statement immediately preceding “Compensation Discussion and Analysis.”

Compensation Committee Interlocks and Insider Participation

There are no Compensation Committee interlocking relationships. None of the members of the Compensation Committee has served as an officer or employee of PBF or had any relationship requiring disclosure by PBF under Item 404 of the SEC’s Regulation S-K, which addresses related person transactions.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee evaluates policies on the size and composition of the Board and criteria and procedures for director nominations, and considers and recommends candidates for election to the Board. The committee also evaluates, recommends, and monitors corporate governance guidelines, policies, and procedures, including our codes of business conduct and ethics. The members of the Nominating and Corporate Governance Committee are Wayne Budd (Chairman), Spencer Abraham, and S. Eugene Edwards. The committee met three times in 2014 and the meetings were attended by all members.

The Nominating and Corporate Governance Committee recommended to the Board each presently serving director of PBF as nominees for election as directors at the Annual Meeting. The Committee also considered and recommended the appointment of a Lead Director (described below under “Board Leadership Structure, Lead Director and Meetings of Non-Management Directors”) to preside at meetings of the independent directors without management, and recommended assignments for the Board’s committees. The full Board approved the recommendations of the Committee and adopted resolutions approving the slate of director nominees to stand for election at the Annual Meeting, the appointment of a Lead Director, and Board committee assignments.

SELECTION OF DIRECTOR NOMINEES

The Nominating and Corporate Governance Committee solicits recommendations for Board candidates from a number of sources, including our directors, our officers and individuals personally known to the members of the Board. Messrs. Budd and Edwards and Ms. Malmivirta were appointed as directors during 2014 by action of the Board of Directors following the recommendation of the Nominating and Corporate Governance Committee. Each of them was suggested to the Nominating and Corporate Governance Committee by our Executive Chairman. In addition, the Committee will consider candidates submitted by stockholders when submitted in accordance with the procedures described in this proxy statement under the caption “Stockholder Nominations and Proposals.” The Committee will consider all candidates identified through the processes described above and will evaluate each of them on the same basis. The level of consideration that the Committee will extend to a stockholder’s candidate will be commensurate with the quality and quantity of information about the candidate that the nominating stockholder makes available to the Committee.

Evaluation of Director Candidates

The Nominating and Corporate Governance Committee is charged with assessing the skills and characteristics that candidates for election to the Board should possess and with determining the composition of the Board as a whole. The assessments include qualifications under applicable independence standards and other standards applicable to the Board and its committees, as well as consideration of skills and expertise in the context of the needs of the Board.

In evaluating each candidate, the Committee may consider among other factors it may deem relevant:

•	whether or not the person has any relationships that might impair his or her independence, such as any business, financial or family relationships with the Company, its management or their affiliates; willingness to serve as, and willingness and ability to commit the time necessary for the performance of the duties of, a director of the Company;

•	whether or not the person serves on boards of, or is otherwise affiliated with, competing companies;

•	whether or not the person is willing to serve as, and willing and able to commit the time necessary for the performance of the duties of, a director of the Company;

•	the contribution which the person can make to the Board and the Company, with consideration being given to the person’s business and professional experience, education and such other factors as the Committee may consider relevant;

•	the diversity in gender, ethnic background and professional experience of a candidate; and

•	the integrity, strength of character, independent mind, practical wisdom and mature judgment of the person.

Based on this initial evaluation, the Committee will determine whether to interview a proposed candidate and, if warranted, will recommend that one or more of its members, other members of the Board, or senior management, as appropriate, interview the candidate. After completing this process, the Committee ultimately determines its list of nominees and submits the list to the full Board for consideration and approval.

BOARD LEADERSHIP STRUCTURE, LEAD DIRECTOR AND MEETINGS OF NON-MANAGEMENT DIRECTORS

Although PBF’s Corporate Governance Guidelines do not establish this approach as a policy, our Board of Directors has determined that the most effective leadership structure at this time is to have a Chairman of the Board who is not also the CEO. The Board may modify this structure in the future to ensure that the Board leadership structure for the Company remains effective and advances the best interests of our stockholders.

In addition to separating the roles of Chairman of the Board and Chief Executive Officer, our Board appoints a “Lead Director” whose responsibilities include leading the meetings of our non-management directors outside the presence of management. Jefferson F. Allen is currently our Lead Director. The Lead Director acts as the chair of all non-management director meetings sessions and is responsible for coordinating the activities of the other outside directors, as required by our Corporate Governance Guidelines and the NYSE listing standards. The Lead Director, working with committee chairpersons, sets agendas and leads the discussion of regular meetings of the Board outside the presence of management, provides feedback regarding these meetings to the Chairman, and otherwise serves as a liaison between the independent directors and the Chairman. The Lead Director is also responsible for receiving, reviewing, and acting upon communications from stockholders or other interested parties when those interests should be addressed by a person independent of management. The independent directors, to the extent not identical to the non-management directors, are required to meet in executive session as appropriate matters for their consideration arise, but, in any event, at least once a year. The agenda of these executive sessions includes such topics as the participating directors shall determine.

ENTERPRISE RISK OVERSIGHT

The Board considers oversight of PBF’s risk management efforts to be a responsibility of the full Board. The Board’s role in risk oversight includes receiving regular reports from members of senior management on areas of material risk to PBF, or to the success of a particular project or endeavor under consideration, including operational, financial, legal, regulatory, strategic, and reputational risks. The full Board (or the appropriate Board committee) receives reports from management to enable the Board (or committee) to assess PBF’s risk identification, risk management and risk mitigation strategies. When a report is vetted at the committee level, the chairperson of that committee thereafter reports on the matter to the full Board. This enables the Board and its committees to coordinate the Board’s risk oversight role. The Board also believes that risk management is an integral part of PBF’s annual strategic planning process, which addresses, among other things, the risks and opportunities facing PBF.

PROPOSAL NO. 1—ELECTION OF DIRECTORS

(Item 1 on the Proxy Card)

All of PBF’s directors are subject to election each year at the annual meeting of stockholders. If elected at the Annual Meeting, all of the nominees for director listed below will serve a one-year term expiring at the 2016 annual meeting of stockholders. On the proxy card, PBF has designated certain persons who will be voting the proxies submitted for the Annual Meeting and these persons will vote as directed by your proxy card. If your proxy card does not provide voting instructions, these persons will vote for the election of each of these nominees.

The Board recommends a vote “FOR” all nominees.

Under our bylaws, each director to be elected under this Proposal No. 1 will be elected by the vote of the plurality of the votes cast at the Annual Meeting if a quorum is present. With respect to each nominee, votes “cast” exclude abstentions. Broker non-votes will not have an impact on the outcome of this proposal.

If any nominee is unavailable as a candidate at the time of the Annual Meeting, either the number of directors constituting the full Board will be reduced to eliminate the resulting vacancy, or the persons named as proxies will use their best judgment in voting for an alternative nominee.

INFORMATION CONCERNING NOMINEES AND DIRECTORS

Our directors are listed in the following table. Each is a nominee for election as a director at the Annual Meeting.

The following table sets forth certain information regarding our directors as of the date of this proxy statement. Each director will hold office until a successor is elected and qualified or until his earlier death, resignation or removal.

Name	Age	Position

Thomas D. O’Malley	73	Executive Chairman

Spencer Abraham	62	Director

Jefferson F. Allen	69	Director

Wayne A. Budd	73	Director

S. Eugene Edwards	58	Director

Dennis M. Houston	63	Director

Edward F. Kosnik	70	Director

Eija Malmivirta	74	Director

Thomas J. Nimbley	63	Chief Executive Officer and Director

Thomas D. O’Malley has served as Executive Chairman of our Board since our formation in November 2011, served as Executive Chairman of the Board of Directors of PBF LLC and its predecessors from March 2008 to February 2013, and was the Chief Executive Officer of PBF LLC and its predecessor from inception until June 2010. Mr. O’Malley also served as the Chairman of PBF Holding Company LLC (“Holding”) from April 2010 to June 2010 and from January 2011 to October 2012. Mr. O’Malley also serves as the Chairman of the Board of Directors of PBF Logistics GP LLC, the general partner of PBF Logistics LP, a publicly traded master limited partnership, since 2014. He has more than 30 years of experience in the refining industry. He served as Chairman of the Board of Petroplus Holdings A.G. (“Petroplus”), listed on the Swiss Exchange, from May 2006 until February 2011, and was Chief Executive Officer from May 2006 until September 2007. Mr. O’Malley was Chairman of the Board of Premcor, a domestic oil refiner and Fortune 250 company listed on the NYSE, from February 2002 until its sale to Valero in August 2005 and was Chief Executive Officer from February 2002 to January 2005. Before joining Premcor, Mr. O’Malley was Chairman and Chief Executive Officer of Tosco Corporation (“Tosco”). This Fortune 100 company, listed on the NYSE, was the largest independent oil refiner and marketer of oil products in the United States, with annualized revenues of approximately $25.0 billion when it merged with Phillips Petroleum Company (“Phillips”) in September 2001.

Mr. O’Malley’s extensive experience in and knowledge of the refining industry, as well as his proven leadership skills and management experience provides the board with valuable leadership, and for these reasons PBF Energy Inc. believes Mr. O’Malley is qualified to serve as Chairman of its Board of Directors.

Mr. O’Malley is the uncle of Mr. Todd O’Malley, an executive officer of the Company, and the uncle by marriage of Mr. Matthew C. Lucey, a named executive officer of the Company.

Spencer Abraham has served as a director of PBF Energy Inc. since October 2012, was a director of PBF LLC from August 2012 to February 2013 and a director of Holding from August 2012 to October 2012. He is the chairman of our Compensation Committee and a member of our Nominating and Corporate Governance Committee. Mr. Abraham is the Chief Executive Officer and Chairman of the international strategic consulting firm The Abraham Group, which he founded in 2005. Prior to starting The Abraham Group, Mr. Abraham served as Secretary of Energy under President George W. Bush from 2001 through January 2005, and was a U.S. Senator for the State of Michigan from 1995 to 2001. Prior to serving as a U.S. Senator, Mr. Abraham held various other public and private sector positions in the public policy arena. Mr. Abraham serves as a director of Occidental Petroleum Corporation, where he is a member of the Compensation Committee, Corporate Governance Committee, Nominating & Social Responsibility Committee, the Environmental Health & Safety Committee and the Training and Succession Planning Committee, NRG Energy, Inc., where he is a member of the Compensation Committee and the Nuclear Oversight Committee, and Two Harbors, a publicly traded REIT, where he is a member of the Compensation Committee and the Governance Committee. and as Chairman of the Advisory Board of Lynx Global Realty Asset Fund Onshore LLC. He was previously a director of ICx Technologies and non-executive Chairman of Areva Inc. Mr. Abraham also serves on the boards or advisory committees of several private companies, including Sindicatum Sustainable Resources and C3 Energy Resource Management.

Mr. Abraham’s extensive political and financial experience in the energy sector, including as the Secretary of Energy of the United States, as a U.S. Senator and as a board member of various public companies in the oil and gas sector, provides him with unique and valuable insights into the industry in which we operate and the markets that we serve, and for these reasons PBF Energy Inc. believes that Mr. Abraham is a valuable member of its Board of Directors.

Jefferson F. Allen has served as a director of PBF Energy Inc. since its formation in November 2011, was a director of PBF LLC from January 2011 to February 2013 and was a director of Holding from January 2011 to October 2012. Mr. Allen serves as chairman of our Audit Committee and is also a member of our Compensation Committee. Mr. Allen has over 35 years of experience in the oil industry. Before his retirement in 2005, Mr. Allen most recently served as the Chief Executive Officer of Premcor Inc. (“Premcor”) at the time of its sale to Valero in 2005. In addition, from 2002 until 2005 Mr. Allen served on Premcor’s Board of Directors and from 2002 until 2004 was Chairman of its Audit Committee. Prior to his service with Premcor, Mr. Allen was the Chief Financial Officer and a director of Tosco from 1990, and served as its President from 1995, until its merger with Phillips in September 2001. Before joining Tosco, his previous energy industry experience was in the international exploration and production business for 14 years.

Mr. Allen’s industry specific experience as a financial expert and board member of a public company, provides the board with a unique perspective and insight, and for these reasons PBF Energy Inc. believes Mr. Allen is a valuable member of its Board of Directors.

Wayne A. Budd has served as a director of PBF Energy Inc. since February 2014 and he has served as the chairman of our Nominating and Corporate Governance Committee since April 2014. He has over 40 years of legal experience in the public and private sectors, and since 2004 is a Senior Counsel of Goodwin Procter LLP. Prior to that, Mr. Budd served as a Senior Executive Vice President and General Counsel and a Director of John Hancock Financial Services Inc. from 2000 to 2004. Mr. Budd served as Group President, New England, of Bell Atlantic Corporation (now Verizon Communications Inc.) from 1996 to 2000. He served as a Senior Partner at Goodwin Procter LLP from 1993 to 1996. Mr. Budd also served on the U.S. Sentencing Commission, from 1994 to 1997, which he was appointed to by President Bill Clinton. From 1992 to 1993, Mr. Budd served as an Associate Attorney General of the United States, overseeing the Civil Rights, Environmental, Tax, Civil and Anti-Trust Divisions at the Department of Justice, as well as the Bureau of Prisons. From 1989 to 1992, he was the United States Attorney for the District of Massachusetts. Mr. Budd previously served as a director of

Tosco and Premcor and currently serves as a director at McKesson Corporation, where he is a member of the Audit and Governance Committees. He is the past Chairman of the National Board of the American Automobile Association and currently serves as a director of the American Automobile Association of Southern New England. Mr. Budd earned a bachelor’s degree from Boston College and a Juris Doctorate from Wayne State University Law School.

Mr. Budd’s extensive legal experience and board membership with public entities, including in the refining sector, provides our board with a beneficial perspective and insight, and for these reasons PBF Energy Inc. believes Mr. Budd is a valuable member of its Board of Directors.

S. Eugene Edwards has served as a director of PBF Energy Inc. since July 2014 and has been a member of our Nominating and Corporate Governance Committee since August 2014. He has over 35 years of experience in the energy and refining sectors. Most recently he retired from Valero Energy Corp. (“Valero”) in April of 2014 where he was Executive Vice President and Chief Development Officer. Mr. Edwards began his career with Valero as an Analyst in Planning and Economics in 1982 and then served as Director of Business Development; Director of Petrochemical Products; Vice President of Planning and Business Development; Senior Vice President of Supply, Marketing & Transportation; Senior Vice President of Planning, Business Development and Risk Management and as Senior Vice President of Product Supply and Trading. Prior to joining Valero, he was an energy analyst with Pace Consultants and a refinery process engineer with Citgo Petroleum Corporation. He previously served as a director of CST Brands Inc., a spin-off of Valero, from May to October 2013. Mr. Edwards has served as a director of Green Plains Energy since June 2014 and is a member of its Audit and Compensation Committees. He has also served as a director of Cross America Limited Partners since September 2014. Mr. Edwards earned a bachelor’s degree in Chemical Engineering from Tulane University and a Masters of Business Administration from the University of Texas at San Antonio.

Mr. Edwards’ decades of experience in all aspects of the refining sector provides the board with additional industry-specific knowledge from an individual deeply connected with the independent refining sector, and for these reasons PBF Energy Inc. believes Mr. Edwards is a valuable member of its Board of Directors.

Dennis M. Houston has served as a director of PBF Energy Inc. since its formation in November 2011, was a director of PBF LLC from June 2011 to February 2013 and was a director of Holding from June 2011 to October 2012. Mr. Houston is a member of our Audit Committee. Mr. Houston is the chairman of DM Houston Consulting, LLC and has approximately 40 years of experience in the oil and gas industry, including over 35 years with ExxonMobil Corporation and its related companies (“ExxonMobil”). At the time of his retirement from ExxonMobil in May 2010, Mr. Houston held the positions of Executive Vice President Refining & Supply, Chairman and President of ExxonMobil Sales & Supply LLC and Chairman of Standard Tankers Bahamas Limited. Mr. Houston’s experience also includes engineering and management positions in ExxonMobil’s refining organization and positions in Lubes and Supply. Mr. Houston has served as a director of Argus Media Limited since February 2011, a director of ABS Group since June 2011 and, since June 2013, a director of GasLog, where he also serves on the Audit Committee.

Mr. Houston’s extensive operational experience in the oil and gas industry, including as a manager of a global refining organization, provides him with valuable insight into the markets in which PBF Energy Inc. operates and provides a unique perspective and for these reasons PBF Energy Inc. believes Mr. Houston is a valuable member of its Board of Directors.

Edward F. Kosnik has served as a director of PBF Energy Inc. since February 20, 2013. Mr. Kosnik serves on our Audit Committee. For almost 30 years he worked in various fields including banking, insurance, real estate, technology, manufacturing and energy, holding positions that included Chairman, President and CEO, and CFO. Before his retirement in 2001, he most recently served in positions including President and Chief

Executive Officer of Berwind Corporation, a diversified, industrial real estate and financial services company, from 1997 until 2001. Previously he served as Executive Vice President and CFO of Alexander and Alexander Inc. from 1994 to 1997, and as Chairman, President and CEO of JWP Inc. from 1992 to 1994. In addition, Mr. Kosnik has served on the boards and audit committees of Steelpath MLP Funds Trust from January 2010 to December 2012, Semgroup Energy Partners LP from July 2008 to November 2009, Premcor Inc. from November 2004 to September 2005, and Buckeye Partners LP from December 1986 to September 2007. Mr. Kosnik also served on Marquette University’s Board of Trustees and its audit committee from September 2006 to September 2009.

Mr. Kosnik’s experience as a financial expert and board member of public entities including in the refining and logistics sectors, provides our board with a beneficial perspective and insight, and for these reasons PBF Energy Inc. believes Mr. Kosnik is a valuable member of its Board of Directors.

Eija Malmivirta has served as a director of PBF Energy Inc. since July 2014 and as a member of our Compensation Committee since August 2014. She has over 40 years of experience in the energy sector. Ms. Malmivirta served in various positions at Neste Oy from 1969 to 1996, most recently as an Executive Vice President, Head of Neste International Oil Trading and Supply. She served as the Chairman and principal owner of Merei Energy Oy Ltd., an oil trading company, from 1996 to 2002. Ms. Malmivirta served as a member of the Board of Directors of Kemira Oyj, a chemical company from 1997 to 2008, VR Group Ltd. (Finnish Railways) from 1993 to 2006, National Emergency Supply Agency from 1997 to 2009, all located in Helsinki, Finland. She was also a board member for Tosco from 1997 to 2001, Premcor from 2002 to 2004 and Petroplus from 2006 to 2011.

Ms. Malmivirta’s extensive oil industry expertise and public entity board member experience, including in the refining sector, provides our board with added depth and strategic insight, and for these reasons PBF Energy Inc. believes Ms. Malmivirta is a valuable member of its Board of Directors.

Thomas J. Nimbley has served as a director of PBF Energy Inc. since October 2014. He has served as our Chief Executive Officer since June 2010 and was our Executive Vice President, Chief Operating Officer from April 2010 through June 2010. In his capacity as PBF Energy Inc.’s Chief Executive Officer, Mr. Nimbley also serves as a director and the Chief Executive Officer of its subsidiaries, including PBF Logistics GP LLC, the general partner of PBF Logistics LP, a publicly traded master limited partnership. Prior to joining PBF Energy Inc., Mr. Nimbley served as a Principal for Nimbley Consultants LLC from June 2005 to March 2010, where he provided consulting services and assisted on the acquisition of two refineries. He previously served as Senior Vice President and head of Refining for Phillips and subsequently Senior Vice President and head of Refining for ConocoPhillips’ domestic refining system (13 locations) following the merger of Phillips and Conoco. Before joining Phillips at the time of its acquisition of Tosco in September 2001, Mr. Nimbley served in various positions with Tosco and its subsidiaries starting in April 1993.

Mr. Nimbley’s extensive experience in and knowledge of the refining industry, as well as his proven leadership skills and management experience provides the board with valuable leadership, and for these reasons PBF Energy Inc. believes Mr. Nimbley is a valuable member of its Board of Directors.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table describes each person, or group of affiliated persons, known to be a beneficial owner of more than five percent of our Common Stock as of the record date, March 25, 2015 and is based solely upon reports filed by such persons with the SEC.

	Common Stock Beneficially Owned as of March 25, 2015
Name and Address of Beneficial Owner	Number	%
The Baupost Group, L.L.C. (1)	8,663,114	10.4
JPMorgan Chase & Co. (2)	6,571,729	7.8
The Vanguard Group (3)	5,225,178	6.3
Select Equity Group, L.P. (4)	4,707,909	5.6
D.E. Shaw Kalon Portfolios, L.L.C. (5)	4,525,000	5.4
Snow Capital Management, L.P. (6)	4,493,964	5.4

(1)

According to a Schedule 13G filed with the SEC on November 10, 2014 by The Baupost Group, L.L.C., SAK Corporation and Seth A. Klarman, with an address of 10 St. James Avenue, Suite 1700, Boston, Massachusetts 02166. The Schedule 13G reports that The Baupost Group, L.L.C., SAK Corporation and Seth A. Klarman share voting and dispositive power with respect to the reported shares.

(2)

According to a Schedule 13G/A filed with the SEC on January 20, 2015 by JPMorgan Chase & Co., with an address of 270 Park Avenue, New York, NY 10017. The Schedule 13G/A reports that JPMorgan Chase & Co. has sole voting power with respect to 6,381,351 shares, shared voting with respect to 1,502 shares, sole dispositive power with respect to 6,568,095 shares and shared dispositive power with respect to 3,634 shares.

(3)

According to a Schedule 13G/A filed with the SEC on February 9, 2015 by The Vanguard Group, with an address of 100 Vanguard Blvd., Malvern, PA 19355. The Schedule 13G/A reports that The Vanguard Group has sole voting power with respect to 54,586 shares, shared voting with respect to 0 shares, sole dispositive power with respect to 5,178,292 shares and shared dispositive power with respect to 46,886 shares.

(4)

According to a Schedule 13G filed with the SEC on February 13, 2015 by Select Equity Group, L.P. and George S. Loening, with an address of 380 Lafayette Street, 6th Floor, New York, NY 10003. The Schedule 13G reports that Select Equity Group, L.P. and George S. Loening share voting and dispositive power with respect to the reported shares.

(5)

According to a Schedule 13G/A filed with the SEC on February 17, 2015 by D.E. Shaw Kalon Portfolios, L.L.C., D.E. Shaw Heliant Manager, L.L.C., D.E. Shaw Heliant Adviser, L.L.C., D.E. Shaw & Co., L.L.C., D.E. Shaw & Co., L.P. and David E. Shaw, with an address of 1166 Avenue of the Americas, 9th Floor, New York, NY 10036. The Schedule 13G/A reports that D.E. Shaw Kalon Portfolios, L.L.C., D.E. Shaw Heliant Manager, L.L.C., D.E. Shaw Heliant Adviser, L.L.C., D.E. Shaw & Co., L.L.C., D.E. Shaw & Co., L.P. and David E. Shaw share voting and dispositive power with respect to the reported shares.

(6)

According to a Schedule 13G/A filed with the SEC on January 20, 2015 by Snow Capital Management, L.P., with an address of 2000 Georgetowne Drive, Suite 200, Sewickley, PA 15143. The Schedule 13G/A reports that Snow Capital Management, L.P. has sole voting power with respect to 3,842,756 shares and sole dispositive power with respect to all of the reported shares.

SECURITY OWNERSHIP OF MANAGEMENT AND DIRECTORS

The following table presents information as of March 25, 2015, regarding common stock beneficially owned (or deemed to be owned) by each nominee for director, each director as of such date, each executive officer named in the Summary Compensation Table, and all current directors and executive officers of PBF as a group. No executive officer, director, or nominee for director beneficially owns any class of equity securities of PBF other than common stock. None of the shares listed below are pledged as security. Beneficial ownership is determined in accordance with the rules and regulations of the SEC. The percentage of PBF Energy common stock beneficially owned is based on the shares of Class A common stock and Class B common stock outstanding. Except as otherwise indicated, the business address for each of the following persons is One Sylvan Way, Second Floor, Parsippany, New Jersey 07054.

Name	Number of Shares of Class Common Stock Beneficially Owned	Percent of Common Stock Owned (%)
Thomas D. O’Malley (1)	3,862,833	4.3
Thomas J. Nimbley (2)	775,000	*
C. Erik Young (3)	46,667	*
Matthew C. Lucey (4)	101,698	*
Michael Gayda (5)	226,538	*
Spencer Abraham (6)	13,040	*
Jefferson F. Allen (7)	191,171	*
Wayne A. Budd (8)	6,661	*
S. Eugene Edwards (9)	2,819	*
Dennis M. Houston (10)	52,027	*
Edward F. Kosnik (11)	14,878	*
Eija Malmivirta (12)	3,758	*
All directors and executive officers as a group (16 persons) (13)	5,645,629	6.2

*	Represents less than 1%.
(1)	Consists of (a) 177,268 shares of Class A common Stock held directly by Mr. O’Malley; (b) 2,971,800 PBF LLC Series A Units held directly by Mr. O’Malley, (c) 500,000 PBF LLC Series A Units held by entities in which Mr. O’Malley holds a controlling interest, (d) 131,265 PBF LLC Series A Units held by Horse Island Partners, of which Mr. O’Malley is the Managing Member, (e) 20,000 shares of restricted Class A Common Stock, which are entitled to vote and receive dividends but are subject to vesting and (f) 62,500 shares of Common stock that can be acquired within 60 days upon the exercise of outstanding options.

(2)	Consists of (a) 675,000 PBF LLC Series A Units and (b) an aggregate 100,000 shares of Class A Common Stock that can be acquired within 60 days upon the exercise of outstanding options.

(3)	Consists of (a) 5,500 PBF LLC Series A Units and (b) an aggregate of 26,167 PBF LLC Series A Units and 15,000 shares of Class A Common Stock that can be acquired within 60 days upon the exercise of outstanding options.

(4)	Consists of (a) 59,198 PBF LLC Series A Units and (b) an aggregate of 10,000 PBF LLC Series A Units and 32,500 shares of Class A Common Stock that can be acquired within 60 days upon the exercise of outstanding warrants and options, respectively.

(5)	Consists of an aggregate of 136,538 PBF LLC Series A Units and an aggregate of 50,000 PBF LLC Series A Units and 40,000 shares of Class A Common Stock that can be acquired within 60 days upon the exercise of outstanding warrants and options, respectively.

(6)	Consists of (a) 769 shares of Class A common Stock held directly by Mr. Abraham, (b) 3,679 PBF LLC Series A Units, (c) 2,656 restricted PBF LLC Series A Units which are entitled to vote and receive dividends but are subject to vesting and (d) 5,936 shares of restricted Class A Common Stock, which are entitled to vote and receive dividends but are subject to vesting.

(7)	Consists of (a) 1,111 shares of Class A common Stock held directly by Mr. Allen, (b) 180,312 PBF LLC Series A Units, (b) 2,656 restricted PBF LLC Series A Units which are entitled to vote and receive dividends but are subject to vesting, and (d) 7,092 shares of restricted Class A Common Stock, which are entitled to vote and receive dividends but are subject to vesting.

(8)	Consists of (a) 1,010 shares of Class A common Stock held directly by Mr. Budd and (b) 5,651 shares of restricted Class A Common Stock, which are entitled to vote and receive dividends but are subject to vesting.

(9)	Consists of 2,819 shares of restricted Class A Common Stock, which are entitled to vote and receive dividends but are subject to vesting.

(10)	Consists of (a) 16,111 shares of Class A common Stock held directly by Mr. Houston, (b) 10,440 PBF LLC Series A Units, (c) 2,656 restricted PBF LLC Series A Units which are entitled to vote and receive dividends but are subject to vesting, (d) 6,153 shares of restricted Class A Common Stock, which are entitled to vote and receive dividends but are subject to vesting and (e) an aggregate of 16,667 PBF LLC Series A Units that can be acquired within 60 days upon the exercise of outstanding warrants and options.

(11)	Consists of (a) 7,419 shares of Class A common Stock held directly by Mr. Kosnik and (b) 7,459 shares of restricted Class A Common Stock, which are entitled to vote and receive dividends but are subject to vesting.

(12)	Consists of 3,758 shares of restricted Class A Common Stock, which are entitled to vote and receive dividends but are subject to vesting.

(13)	Consists of (a) 203,688 shares of Class A common Stock held directly by directors and officers; (b) 4,779,355 PBF LLC Series A Units, (c) 7,968 restricted PBF LLC Series A Units, (d) 58,868 shares of restricted Class A Common Stock, which are entitled to vote and receive dividends but are subject to vesting and (e) an aggregate of 252,000 PBF LLC Series A Units and 343,750 shares of Class A Common Stock that can be acquired within 60 days upon the exercise of outstanding warrants and options, respectively.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires our executive officers, directors, and greater than 10 percent stockholders to file with the SEC certain reports of ownership and changes in ownership of our common stock. Based on a review of the copies of such forms received and written representations from certain reporting persons, we believe that all Section 16(a) reports applicable to our executive officers, directors and greater than 10 percent stockholders were timely filed in 2014.

RISK ASSESSMENT OF COMPENSATION PROGRAMS

Total compensation for our employees that are not represented by a union (“non-represented employees”) is structured similarly to that for our named executive officers and consists of cash compensation in the form of a base salary and eligibility for an annual bonus under our Annual Cash Incentive Plan (as described below); and retirement, health and welfare benefits. Certain non-represented employees, like our named executive officers, are eligible for equity incentive compensation under our 2012 Equity Incentive Plan (as described below) at the discretion of the Board.

We believe that our incentive compensation programs effectively balance risk and reward. When assessing risk, we consider base salary, the mix of award opportunities (i.e., short- vs. long-term), performance targets and metrics, the target-setting process, and the administration and governance associated with the plans. For our named executive officers and other senior management, equity incentive compensation is designed to be a substantial part of their total compensation while the compensation for most of our employees is weighted towards salary and annual cash incentives. Our non-represented employees participate in an annual program pursuant to which awards are given based upon the achievement of specific performance objectives of the Company under our Annual Cash Incentive Plan and individual performance as assessed by management.

Since the proportion of total compensation that is at risk (i.e., that will vary based on Company performance) increases as the scope and level of the employee’s decision-making responsibilities increase, our incentive compensation programs may encourage management level employees to take certain risks. However, the Board of Directors takes that fact into consideration and aligns employee interests with those of our stockholders through the use of equity incentives that are intended to focus management on achieving strong annual results while also pursuing significant multi-year growth. The performance goals set by the Board of Directors are designed to be aggressive and challenging but also achievable. We actively monitor our compensation policies and practices to determine whether our risk management objectives are being met through the incentives we provide to our employees.

Features of our compensation programs that we believe mitigate excessive risk taking include:

•	the mix between fixed and variable, annual and long-term, and cash and equity compensation, designed to encourage strategies and actions that are in PBF’s long-term best interests;

•	determination of incentive awards based on a variety of indicators of performance, thus diversifying the risk associated with a single indicator of performance; and

•	multi-year vesting periods for equity incentive awards, which encourage focus on sustained growth and earnings.

COMPENSATION CONSULTANT DISCLOSURES

The Compensation Committee retained each of Frederic W. Cook & Co., Inc., or “Cook”, and Pay Governance LLC, or “Pay Governance”, as independent compensation consultants in 2014. In their roles as advisors to the Compensation Committee, Cook and Pay Governance were retained directly by the Committee, which, in its sole discretion, has the authority to select, retain, and terminate its relationship with the firms. In 2014, Cook provided the Committee with objective and expert analyses, independent advice, and information with respect to executive compensation. Pay Governance provided independent advice and has been retained for further consultation in 2015. Neither Cook nor Pay Governance provided other consulting services to the Committee, to PBF, or to any senior executives of PBF in 2014. The Compensation Committee concluded that no conflict of interest exists that would prevent either Cook or Pay Governance from independently representing the Compensation Committee.

During 2014, the consultants’ executive compensation consulting services included:

•	an assessment of the components of our executive compensation program including our executives’ equity compensation levels;

•	an assessment of the prevalence and terms of executive employment agreements;

•	a review of market and “best” practices with respect to executive severance/change-of-control arrangements;

•	assistance with a review of our equity compensation strategy, including the development of award guidelines; and

•	a review of considerations and market practices related to short-term cash incentive plans.

EXECUTIVE COMPENSATION

Executive Summary

PBF Energy’s compensation program is designed to attract and retain highly qualified executives and to maintain a strong link between pay and the achievement of enterprise-wide goals. We emphasize and reward teamwork and collaboration among executive officers, which we believe produces growth and performance and optimizes the use of enterprise-wide capabilities for the benefit of our stockholders and other stakeholders.

In determining 2014 executive compensation, the Compensation Committee considered the Company’s growth in the Logistics segment, operating performance and financial results, all of which were achieved in sometimes challenging market conditions, as well as individual executive performance.

•	Adjusted fully-converted net income, excluding a noncash special item (a non-GAAP financial measure which is reconciled under the heading “Non-GAAP Financial Measures” in “Item 7, Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the year-ended December 31, 2014), was $435.3 million for the year ended December 31, 2014 compared to $143.9 million for the year ended December 31, 2013.

•	Revenues totaled $19.8 billion for the year ended December 31, 2014 compared to $19.2 billion for the year ended December 31, 2013, an increase of approximately $0.7 billion or 3.5%.

•	On May 14, 2014, PBFX completed its initial public offering of 15,812,500 common units, including 2,062,500 common units issued upon exercise of the over-allotment option that was granted to the underwriters, at a price to the public of $23.00 per unit. Upon completion of the PBFX offering, PBF LLC held a 50.2% limited partner interest in PBFX (consisting of 74,053 common units and 15,886,553 subordinated units), with the remaining 49.8% limited partner interest held by public common unit holders. This resulted in net proceeds of approximately $341.0 million.

•	In September 2014, PBFX acquired the DCR West Rack, a heavy crude oil rail unloading facility at the Delaware City refinery with total throughput capacity of at least 40,000 bpd from PBF LLC for an aggregate price of $150.0 million, consisting of $135.0 million of cash and 589,536 common units of PBFX.

•	In addition, in December 2014, PBFX acquired a tank farm and related facilities, including the Toledo Storage Facility, located at PBF Energy’s Toledo refinery for an aggregate price of $150.0 million, consisting of $135.0 million of cash and 620,935 common units of PBFX.

The Compensation Committee believes that total compensation for the executive officers listed in the 2014 Summary Compensation Table (the ‘‘named executive officers’’) should be heavily weighted toward performance-based compensation, and this was the case for 2014. The elements of compensation for our named executive officers were unchanged from 2013, except that the long-term equity incentives in the form of phantom units issued by PBF Logistics LP were included in the compensation mix.

As discussed in detail below and reflected in the 2014 Summary Compensation Table, in 2014, the Compensation Committee determined that our CEO, Mr. Nimbley, should receive the following compensation:

•	Base salary of $850,000, which is unchanged since February 2013;

•	Annual cash incentive award of $2.6 million, which represented his maximum bonus opportunity;

•	PBFX phantom units with a grant date fair value of $534,800, and non-qualified stock options with a grant date fair value of $390,500; and

•	A Company matching contribution of $15,600 made under the Company’s 401(k) plan.

We endeavor to maintain strong governance standards in the oversight of our executive compensation programs, including the following policies and practices that were in effect during 2014:

•	The Compensation Committee’s independent compensation consultants, Cook and Pay Governance, have been retained directly by the Compensation Committee and perform no other consulting or other services for the Company.

•	No excise tax gross-ups or executive-only perquisites such as company cars, security systems, financial planning or vacation homes for our executive officers.

•	Equity incentive compensation to align management and stockholder interests.

The following Compensation Committee Report is not “soliciting material,” is not deemed filed with the SEC, and is not to be incorporated by reference into any of PBF’s filings under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, respectively, whether made before or after the date of this proxy statement and irrespective of any general incorporation language therein.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the following Compensation Discussion and Analysis with management. Based on the foregoing review and discussions and such other matters the Compensation Committee deemed relevant and appropriate, the Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.

Members of the Compensation Committee:

Spencer Abraham, Chairman

Jefferson F. Allen

Eija Malmivirta

Compensation Discussion and Analysis

The following discussion and analysis of compensation arrangements of our named executive officers for the fiscal year ended December 31, 2014 should be read together with the compensation tables and related disclosures about our current plans, considerations, expectations and determinations regarding future compensation programs. Actual compensation programs that we adopt may differ materially from currently planned programs summarized in this discussion.

Background and Overview

Our named executive officers for 2014 were Thomas D. O’Malley, Executive Chairman of the Board of Directors (“Chairman”), Thomas J. Nimbley, Chief Executive Officer (“CEO”) and a director, C. Erik Young, Senior Vice President, Chief Financial Officer (“CFO”), Michael Gayda, currently retired and formerly our President (“President”) and Matthew C. Lucey, currently our President and formerly our Executive Vice President (“Executive Vice President”) and prior thereto our Senior Vice President, Chief Financial Officer.

Our named executive officers have employment agreements with PBF Investments LLC, an indirect wholly owned subsidiary of PBF LLC, which currently pays the salaries of, and provides benefits to, these employees. In 2012, our Board approved the employment agreements between PBF Investments LLC and our Executive Chairman, CEO, President and Executive Vice President. The employment agreement with our CFO was approved by the Board based on the recommendation of our Compensation Committee in March 2014.

Role of the Compensation Committee

Our compensation policies and objectives are established by the Compensation Committee of PBF Energy Inc. Based on the recommendation of our Compensation Committee, the Board approved the incentive compensation arrangements and eligibility for long-term equity compensation for our named executive officers in 2014. Our Board has also approved our equity incentive plans and individual grants of equity to members of our Board of Directors, our named executive officers and other employees.

In order to ensure that compensation programs are aligned with appropriate performance goals and strategic direction, management works with the Compensation Committee in the compensation-setting process. Specifically, the Executive Chairman and the CEO will provide to the Compensation Committee its opinion of executive performance, recommend business performance targets and objectives, and recommend salary levels and annual and long-term incentive levels except for their own. The Compensation Committee ultimately determines and approves the compensation arrangements for our named executive officers and senior management, the appropriate annual salary, as well as applicable incentive compensation arrangements.

In 2014, as described under “Compensation Consultant Disclosures,” the Compensation Committee engaged Cook as its independent compensation consultant to assist it in evaluating our executive compensation programs and to make recommendations with respect to appropriate levels and forms of compensation. Pay Governance was retained in the fourth quarter of 2014 to serve in this role going forward. The objective of these engagements and evaluations is to ensure that PBF Energy Inc. remains competitive and develops and maintains a compensation framework that is appropriate for a public company to attract, retain and motivate senior executives. The Compensation Committee concluded that no conflict of interest exists that would prevent either Cook or Pay Governance from independently representing the Compensation Committee.

Compensation Philosophy

Our compensation arrangements are designed to ensure that our executives are rewarded appropriately for their contributions to our growth and profitability, and that the compensation is demonstrably contingent upon and linked to our sustained success. This linkage encourages the commonality of interest between our executives and our stockholders.

The following are the principal objectives in the design of our executive compensation arrangements:

•	our ability to attract, retain and motivate superior management talent critical to our long-term success with compensation that is competitive within the marketplace;

•	link executive compensation to the creation and maintenance of long-term equity value;

•	the maintenance of a reasonable balance among base salary, annual cash incentive payments and long-term equity-based incentive compensation, and other benefits;

•	promote equity ownership by executives to align their interests with the interests of our equity holders; and

•	ensure that incentive compensation is linked to the achievement of specific financial and strategic objectives, which are established in advance and approved by the Board of Directors or the Compensation Committee.

Compensation Elements and Mix

We believe that compensation to our executive officers should be aligned closely with our short-term and long-term financial performance goals. As a result, a significant portion of executive compensation will be “at risk” and will be tied to the attainment of previously established financial goals. However, we also believe that it is prudent to provide competitive base salaries and benefits to attract and retain superior talent in order to achieve our strategic objectives.

For 2014, the principal elements of our compensation that were considered for our named executive officers were:

•	Base salaries;

•	Annual cash incentive plan;

•	Long-term equity-based incentives; and

•	Benefits and executive perquisites.

The mix of these compensation elements for our named executive officers varied in 2014 based on the Compensation Committee’s assessment of the particular circumstances of the officer involved. The following table sets forth each element as a percentage of each named executive officer’s total 2014 compensation:

2014 Named Executive Officer Compensation Mix

Named Executive Officer	% Salary	% Cash Bonus	% Equity Incentives	% Pension and Other Benefits
Thomas D. O’Malley	18.6	55.7	14.8	10.9
Executive Chairman of the Board of Directors

Thomas J. Nimbley	18.1	54.4	19.7	7.8
Chief Executive Officer

C. Erik Young	14.3	43.0	37.2	5.5
Senior Vice President, Chief Financial Officer

Matthew C. Lucey	14.3	42.8	35.4	7.5
President

Michael Gayda	18.6	55.8	14.7	10.9
Retired President

Annual Base Salary

The following table sets forth the 2013 and 2014 base salaries for our named executive officers, indicating the percentage increase year over year. With the exception of our Executive Vice President and our CFO, who were promoted to new positions in 2014, the base salary of our named executive officers did not increase.

Named Executive Officer	2013 Salary ($)	2014 Salary ($)	Percentage Change
Thomas D. O’Malley	1,500,000	1,500,000	0%
Executive Chairman of the Board of Directors

Thomas J. Nimbley	850,000	850,000	0%
Chief Executive Officer

C. Erik Young	300,000	400,000	33%
Senior Vice President, Chief Financial Officer

Matthew C. Lucey	500,000	550,000	10%
President

Michael Gayda	675,000	675,000	0%
Retired President

Base salary is used as a principal means of providing cash compensation for performance of a named executive officer’s essential duties. Base salaries for our named executive officers are determined on an individual basis and are based on the level of job responsibility in the organization, contributions towards our strategic goals, past experience and market comparisons and are intended to provide our named executive officers with a stable income. Salaries are reviewed from time to time by the Board of Directors, and all proposed adjustments to the base salaries of our named executive officers are reviewed and approved by the Compensation Committee. In May 2014, salary increases for our Executive Vice President and our CFO to $550,000 and $400,000, respectively, were approved by the Compensation Committee following input provided by Cook, as well as the Committee’s assessment of Mr. Lucey’s and Mr. Young’s contributions to the Company, specifically in the development of our accounting, finance and business development functions as well as their efforts in creating a master limited partnership, PBF Logistics LP, and successfully completing its initial public offering, and the scopes of their new responsibilities.

Annual Cash Incentive Plan

Our named executive officers are eligible to participate in our annual cash incentive compensation plan (“CIP”) that is the same plan as is maintained for all non-represented employees. The cash incentive compensation plan and any amounts thereunder to be paid to a named executive officer are determined in the discretion of our Compensation Committee.

In 2014, the cash incentive plan was designed to align our named executive officers and other members of management’s short-term cash compensation opportunities with our 2014 financial and strategic goals. The financial and strategic goals for the 2014 annual cash incentive awards included the achievement of certain targets with respect to adjusted EBITDA, the completion of the PBFX initial public offering, the upsizing of our revolving credit facility, expansion of our commercial operations, integration of our two East Coast refineries, and targeted increases in overall liquidity. For the 2014 financial goal, the Compensation Committee established minimum thresholds, with graduated increases up to a maximum on the amount available for awards. The earnings thresholds and objectives were designed to be realistic and attainable though somewhat aggressive, requiring strong performance and execution and intended to provide an incentive firmly aligning the payment of awards with stockholder interests. The Company does not publicly disclose the specific thresholds and objectives as disclosing such information would provide competitors and other third parties with insights into the Company’s planning process and would therefore cause competitive harm. The thresholds and objectives are also subject to change by the Board, in consultation with the Compensation Committee, throughout the year subject to the Company’s cash position and liquidity, non-operational accounting adjustments and other extraordinary events that may affect the Company, either positively or negatively. Each named executive officer’s contribution to the Company’s performance in the relevant period and the Compensation Committee’s assessment of the officer’s individual performance were considered in determining the bonuses awarded.

Previously, for 2013, none of our named executive officers or any of our other senior executives received bonuses under the CIP. For 2014, all of the strategic and financial goals were met or exceeded and the Board approved the maximum bonus level under the CIP for each of the named executive officers, which amount is set forth in the Summary Compensation Table.

We retain the discretion to amend or discontinue the cash incentive plan and/or any award granted under the plan in the future, subject to the terms of the employment agreements with our named executive officers, existing awards and the requirements of applicable law.

Equity Incentive Compensation

As discussed in greater detail below, in 2014, each of our named executive officers other than our President received equity awards in the form of stock options for Class A Common Stock and PBFX phantom units. See “—2014 Stock Option Awards” and “—PBFX Phantom Units” below. Our named executive officer compensation includes a substantial equity component because we believe superior equity investors’ returns are achieved through a culture that focuses on the Company’s long-term performance. By providing our executives with an equity stake, we are better able to align the interests of our named executive officers and our other equity holders. In addition, because employees are able to profit from stock options only if our stock price increases relative to the stock option’s exercise price, we believe stock options are one way to provide meaningful incentives to our named executive officers and other employees to achieve increases in the value of our stock over time.

We adopted and obtained stockholder approval of the PBF Energy Inc. 2012 Equity Incentive Plan, or the 2012 Equity Incentive Plan, prior to our IPO. The 2012 Equity Incentive Plan is the source of new equity-based and cash-based awards permitting us to grant to our key employees and others incentive stock options (within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended, or the Code), non-qualified stock options, stock appreciation rights, restricted stock, other awards valued in whole or in part by reference to shares of our Class A Common Stock and performance based awards denominated in shares or cash.

The Compensation Committee administers the 2012 Equity Incentive Plan and determines who will receive awards under the 2012 Equity Incentive Plan, as well as the form of the awards, the number of shares underlying the awards, and the terms and conditions of the awards consistent with the terms of the 2012 Equity Incentive Plan.

The total number of shares of Class A Common Stock which may be issued under the 2012 Equity Incentive Plan is 5,000,000, subject to adjustment upon certain events specified in the 2012 Equity Incentive Plan. As of December 31, 2014, we granted options to purchase 2,515,000 shares of our Class A Common Stock and 90,740 shares of restricted Class A Common Stock under the 2012 Equity Incentive Plan.

2014 Stock Option Awards

Based on the recommendation of the Compensation Committee, and in recognition of their development of their functional areas and increased responsibilities, in February 2014, the Board granted under the 2012 Equity Incentive Plan 50,000 and 20,000 options for Class A Common Stock, respectively, to our Executive Vice President and our CFO. The stock options vest in four equal annual installments commencing on the first anniversary of the date of grant, subject to acceleration under certain circumstances set forth in the applicable award agreement. The grants to our Executive Vice President and CFO were in recognition of their performance in advancing our corporate strategy and building our business development, finance and accounting organizations. In October 2014, the Compensation Committee recommended that the named executive officers other than our President receive equity grants of 50,000 options for Class A Common Stock based on the Committee’s assessment of the accomplishment of the Company’s strategic goals and a review of prior executive equity grant awards. Based on the Compensation Committee’s recommendation, the Board granted the stock options to those named executive officers. The stock options vest in four equal annual installments commencing on the first anniversary of the date of grant, subject to acceleration under certain circumstances set forth in the applicable award agreement.

PBFX Phantom Units

Since our named executive officers are also officers of our subsidiary, the general partner of PBF Logistics LP, they are eligible to receive awards under the PBF Logistics LP 2014 Long-Term Incentive Plan, or the PBFX LTIP. In recognition of the successful completion of the initial public offering by PBF Logistics LP in May 2014, our named executive officers received grants of phantom units under the PBFX LTIP on May 23, 2014. Our Executive Chairman received 30,000 phantom units, our CEO, our President and our Executive Vice President each received 20,000 phantom units and our CFO received 15,000 phantom units. The phantom units are accompanied by distribution equivalent rights (“DERs”) that provide for a lump-sum amount paid in cash on the vesting date that is equal to the accrued distributions from the grant date of the phantom units through the vesting date. In accordance with the PBFX LTIP, the phantom units received by our President and the related DERs vested in full upon his retirement in January 2015. Grants to our executive officers under the PBFX LTIP are determined by the Conflicts Committee of the general partner of PBF Logistics LP, which now administers the PBFX LTIP and are reported to the Compensation Committee.

Other Equity Incentives

In addition, as discussed under “Certain Relationships and Related Transactions—Investments in PBF LLC,” since PBF LLC’s formation in 2008, our named executive officers were provided certain opportunities to purchase PBF LLC Series A Units and warrants to purchase PBF LLC Series A Units, and were granted additional compensatory warrants to purchase PBF LLC Series A Units. Certain of our officers, including our named executive officers, were also issued PBF LLC Series B Units, which are profits interests in PBF LLC. See “Certain Relationships and Related Transactions—Summary of PBF LLC Series B Units.”

Stock Ownership Requirements

The equity and equity-based awards granted to our named executive officers generally vest over a four-year time period. We therefore do not have a formal policy requiring stock ownership by our executives or directors. In addition, notwithstanding the absence of a requirement, many of our executives have invested personal capital in us in connection with the formation of PBF LLC. See “Certain Relationships and Related Transactions—Investments in PBF LLC.”

Other Benefits

All executive officers, including the named executive officers, are eligible for other benefits including: medical, dental, short-term disability and life insurance. The executives participate in these plans on the same basis, terms and conditions as other administrative employees. In addition, we provide long-term disability insurance coverage on behalf of the named executive officers at an amount equal to 65% of current base salary (up to $15,000 per month). The named executive officers also participate in our vacation, holiday and sick day program which provides paid leave during the year at various amounts based upon the executive’s position and length of service.

Clawback Policies

If required by applicable law or stock exchange listing requirements, any incentive or equity-based award provided to one of our employees shall be conditioned on repayment or forfeiture in accordance with applicable law, listing requirements, any company policy, and any relevant provisions in the applicable award agreement.

PBF LLC Series A Compensatory Warrants and Options

In conjunction with the purchase of PBF LLC Series A Units and warrants to purchase PBF LLC Series A Units by our named executive officers and certain other employees and a director, each purchaser of PBF LLC Series A Units and warrants received a grant of compensatory warrants to purchase PBF LLC Series A Units. The Series A Compensatory Warrants are fully vested and exercisable and expire after ten years. In 2011 and 2012, options to purchase PBF LLC Series A Units were also granted to our Executive Vice President, our CFO and certain other employees. The Series A options vest and become exercisable in equal annual installments on each of the first three anniversaries of the grant date. As of December 31, 2014, compensatory warrants and options to purchase 801,479 PBF LLC Series A Units were outstanding, of which 753,985 were vested and exercisable.

Impact of Tax and Accounting Principles

The forms of our executive compensation are largely dictated by our capital structure and competition for talented and motivated senior executives, as well as the goal of aligning their interests with those of our stockholders. We do take tax considerations into account, both to avoid tax disadvantages and to obtain tax advantages, where reasonably possible and consistent with our compensation goals (tax advantages for our executives benefit us by reducing the overall compensation we must pay to provide the same after-tax income to our executives), including the application of Sections 280G and 409A of the Code.

Section 162(m) of the Code (as interpreted by IRS Notice 2007-49) imposes a $1,000,000 cap on federal income tax deductions for compensation paid to our chief executive officer and to the three other most highly-paid executive officers (other than the principal financial officer) or such other persons which may be deemed covered persons under Section 162(m) during any fiscal year unless the compensation is “performance-based” under Section 162(m). Under a special Section 162(m) provision for newly public companies, compensation paid pursuant to a compensation plan or arrangement in existence before the effective date of an initial public offering, provided the arrangement is adequately described in the applicable prospectus, will not be subject to the $1,000,000 limitation during a reliance period that ends on the earliest of: (1) the expiration of the compensation plan, (2) a material modification of the compensation plan (as determined under Section 162(m)), (3) the issuance of all the employer stock and other compensation allocated under the compensation plan, or (4) the first meeting of stockholders at which directors are elected after the close of the third calendar year following the year in which the public offering occurs. With respect to stock-based compensation, this provision applies to stock options, stock appreciation rights and the substantial vesting of restricted property granted before the end of the reliance period, even if not paid until after the end of the reliance period. While the Compensation Committee has not adopted a formal policy regarding tax deductibility of compensation paid to our named executive officers, the Compensation Committee intends to consider the tax treatment of compensation pursuant to Section 162(m) and other applicable rules in determining the amounts of compensation for our named executive officers. However, to retain highly skilled executives and remain competitive with other employers, the Compensation Committee retains the right to authorize compensation on a purely discretionary basis, including compensation that would not be deductible under Section 162(m) or otherwise.

Pension and Other Retirement Benefits

Defined Contribution Plan. Our defined contribution plan covers all employees, including our named executive officers. Employees are eligible to participate as of the first day of the month following 30 days of service. Participants can make basic contributions up to 50 percent of their annual salary subject to Internal Revenue Service limits. We match participants’ contributions at the rate of 200 percent of the first 3 percent of each participant’s total basic contribution based on the participant’s total annual salary. Employee contributions to the defined contribution plan are fully vested immediately. Our matching contributions to the defined contribution plan vest to the employee’s account over time. Participants may receive distributions from the vested portion of their defined contribution plan accounts any time after they cease service with us.

PBF Energy Pension Plan. We sponsor a qualified defined benefit plan for all employees, including our named executive officers, with a policy to fund pension liabilities in accordance with the limits imposed by the Employee Retirement Income Security Act of 1974, or ERISA, and Federal income tax laws. Annual contributions are made to an individual employee’s pension account based on their length of service with us and base salary, up to certain limits imposed by Federal and state income tax laws. Employees become eligible to participate in the defined benefit plan after their first 30 days of employment and an employee’s interest in their plan account vests after three years of employment, with the exception of certain circumstances.

PBF Energy Restoration Plan. We sponsor a non-qualified plan for non-represented employees, including our named executive officers. Contributions, which are made at our discretion, are made to an individual employee’s pension restoration account based on their total cash compensation over a defined period of time. Employees become eligible to participate in the non-qualified plan after their first 30 days of employment. Previously, with the exception of certain circumstances, an employee’s interest in their plan account vested after one year of employment, however, in 2010, the vesting period was increased to three years. All of our named executive officers’ interests in their plan accounts are vested. Upon the attainment of age 65, an employee’s pension restoration account vests immediately and is non-forfeitable.

Employment Agreements

We believe that employment agreements with our executives are necessary to attract and retain key talent as they provide a minimum level of stability to our executives in the event of certain terminations and/or the occurrence of a change in control of our business, freeing the executive to focus on our business and shareholder returns rather than personal financial concerns. Our Executive Chairman, CEO, President, Executive Vice President and certain other officers entered into employment agreements in connection with the IPO in December 2012 and an employment agreement was executed with our CFO in April 2014.

Thomas D. O’Malley

Upon completion of our IPO in December 2012, we entered into a second amended and restated employment agreement with Thomas D. O’Malley, pursuant to which Mr. O’Malley serves as the Executive Chairman of our Board. This second amended and restated agreement supersedes our prior employment agreement with Mr. O’Malley. The employment term is one year with automatic one year extensions thereafter, unless either we or Mr. O’Malley provide 30 days’ prior notice of an election not to renew the agreement.

Under the agreement, Mr. O’Malley is entitled to receive a current annual base salary of $1,500,000. Mr. O’Malley is entitled to increases in his annual base salary at the sole discretion of our Board. Mr. O’Malley is also eligible to participate in our annual cash incentive plan and earn an annual bonus award. Mr. O’Malley is also eligible for grants of equity based compensation, as discussed above. Mr. O’Malley is also entitled to participate in our employee benefit plans in which our employees are eligible to participate, other than any severance plan generally offered to all of our employees, on the same basis as those benefits are generally made available to other senior executives. Mr. O’Malley is also entitled to reimbursement for business travel using his personal aircraft. See “Certain Relationships and Related Transactions—Private Aircraft.”

The termination provisions in Mr. O’Malley’s employment agreement are discussed under “—Potential Payments Upon Termination Occurring on December 31, 2014, Including in Connection With a Change In Control” below. In addition, the second amended and restated agreement provides for severance in the event the agreement is not renewed by us in connection with a Change in Control, and provides, that in the event of a Change in Control, the payments made under the employment agreement will be reduced under certain circumstances in order to avoid any required excise tax under Section 4999 of the Code.

Mr. O’Malley is also subject to a covenant not to disclose our confidential information during his employment term and at all times thereafter and covenants not to compete with us and not to solicit our employees during his employment term and for six months following termination of his employment for any reason, subject to certain exceptions.

Thomas J. Nimbley

Upon completion of our IPO in December 2012, we entered into an amended and restated employment agreement with Thomas J. Nimbley, pursuant to which Mr. Nimbley serves as our Chief Executive Officer.

This amended and restated agreement supersedes our prior employment agreement with Mr. Nimbley. The employment term is one year with automatic one year extensions thereafter, unless either we or Mr. Nimbley provide 30 days’ prior notice of an election not to renew the agreement.

Under the agreement, Mr. Nimbley is entitled to receive a current annual base salary of $850,000. Mr. Nimbley is eligible for increases in his annual base salary at the sole discretion of our Board. Mr. Nimbley is also eligible to participate in our annual cash incentive plan. Mr. Nimbley is also eligible for grants of equity based compensation, as discussed above. Mr. Nimbley is also eligible to participate in our employee benefit plans in which our employees are eligible to participate, other than any severance plan generally offered to all of our employees, on the same basis as those benefits are generally made available to other senior executives.

The termination provisions in Mr. Nimbley’s employment agreement are discussed under “—Potential Payments Upon Termination Occurring on December 31, 2014, Including in Connection With a Change In Control” below. In addition, the amended and restated agreement provides for severance in the event the agreement is not renewed in connection with a Change in Control, and provides that, in the event of a Change in Control, the payments made under the employment agreement will be reduced under certain circumstances in order to avoid any required excise tax under Section 4999 of the Code.

Mr. Nimbley is also subject to a covenant not to disclose our confidential information during his employment term and at all times thereafter and covenants not to compete with us and not to solicit our employees during his employment term and for six months following termination of his employment for any reason, subject to certain exceptions.

C. Erik Young

We entered into an employment agreement with C. Erik Young in April 2014, pursuant to which Mr. Young serves as our Senior Vice President, Chief Financial Officer. The employment term is one year with automatic one year extensions thereafter, unless either we or Mr. Young provide 30 days’ prior notice of an election not to renew the agreement.

Under the agreement, Mr. Young was originally entitled to receive an annual base salary of $300,000. Mr. Young is eligible for increases in his annual base salary at the sole discretion of our Board. Mr. Young is also eligible to participate in our annual cash incentive plan. Mr. Young is also eligible for grants of equity based compensation, as discussed above. Mr. Young is also entitled to participate in our employee benefit plans in which our employees are eligible to participate, other than any severance plan generally offered to all of our employees, on the same basis as those benefits are generally made available to other senior executives.

The termination provisions in Mr. Young’s employment agreement are discussed under “—Potential Payments Upon Termination Occurring on December 31, 2013, Including in Connection With a Change In Control” below. In addition, the employment agreement provides for severance in the event the agreement is not renewed in connection with a Change in Control, and provides that, in the event of a Change in Control, the payments made under the employment agreement will be reduced under certain circumstances in order to avoid any required excise tax under Section 4999 of the Code.

Mr. Young is also subject to a covenant not to disclose our confidential information during his employment term and at all times thereafter and covenants not to compete with us and not to solicit our employees during his employment term and for six months following termination of his employment for any reason, subject to certain exceptions.

In May 2014, the Compensation Committee approved an increase in Mr. Young’s base salary to $400,000.

Matthew C. Lucey

Upon completion of our IPO in December 2012, we entered into a second amended and restated employment agreement with Matthew C. Lucey, pursuant to which Mr. Lucey served as our Senior Vice President, Chief Financial Officer and currently serves as our Executive Vice President. This second amended and restated agreement supersedes our prior employment agreement with Mr. Lucey. The employment term is one year with automatic one year extensions thereafter, unless either we or Mr. Lucey provide 30 days’ prior notice of an election not to renew the agreement.

Under the agreement, Mr. Lucey was entitled to receive an annual base salary of $450,000. Mr. Lucey is eligible for increases in his annual base salary at the sole discretion of our Board. Mr. Lucey is also eligible to participate in our annual cash incentive plan. Mr. Lucey is also eligible for grants of equity based compensation, as discussed above. Mr. Lucey is also eligible to participate in our employee benefit plans in which our employees are eligible to participate, other than any severance plan generally offered to all of our employees, on the same basis as those benefits are generally made available to other senior executives.

The termination provisions in Mr. Lucey’s employment agreement are discussed under “—Potential Payments Upon Termination Occurring on December 31, 2013, Including in Connection With a Change In Control” below. In addition, the second amended and restated agreement provides for severance in the event the agreement is not renewed in connection with a Change in Control, and provides that, in the event of a Change in Control, the payments made under the employment agreement will be reduced under certain circumstances in order to avoid any required excise tax under Section 4999 of the Code.

Mr. Lucey is also subject to a covenant not to disclose our confidential information during his employment term and at all times thereafter and covenants not to compete with us and not to solicit our employees during his employment term and for six months following termination of his employment for any reason, subject to certain exceptions.

In May 2014, the Compensation Committee approved an increase in Mr. Lucey’s base salary to $550,000.

Michael D. Gayda

Upon completion of our IPO in December 2012, we entered into an amended and restated employment agreement with Michael D. Gayda, pursuant to which Mr. Gayda served as our President. This amended and restated agreement superseded our prior employment agreement with Mr. Gayda. He was also eligible to participate in our annual cash incentive plan and our employee benefit plans in which our employees are eligible to participate, other than any severance plan generally offered to all of our employees, on the same basis as those benefits are generally made available to other senior executives. The termination provisions in Mr. Gayda’s employment agreement are discussed under “—Potential Payments Upon Termination Occurring on December 31, 2012, Including in Connection With a Change In Control” below. Mr. Gayda retired as our President effective as of January 31, 2015. Mr. Gayda remains subject to a covenant not to disclose our confidential information and covenants not to compete with us and not to solicit our employees for six months following his retirement, subject to certain exceptions. We have entered into a consulting agreement with him which is discussed under “Certain Relationships and Related Transactions— Michael Gayda Release and Consulting Agreement”.

2014 Summary Compensation Table

This Summary Compensation Table summarizes the total compensation paid or earned by each of our named executive officers.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Options Awards ($)(2)	Change in Pension Value And Nonqualified Deferred Compensation Earnings ($)(3)	All Other Compensation ($)(4)	Total ($)
Thomas D. O’Malley	2014	1,500,000	4,500,000	802,200	390,500	869,377	15,600	8,077,677
Executive Chairman of the	2013	1,500,000	—	1,530,000	2,095,000	1,411,687	15,300	6,551,987
Board of Directors	2012	1,500,000	5,869,500	—	—	608,430	3,007,080	10,985,010

Thomas J. Nimbley	2014	850,000	2,550,000	534,800	390,500	349,094	15,600	4,689,994
Chief Executive Officer	2013	837,115	—	—	2,255,000	677,325	15,300	3,784,740
	2012	750,000	2,934,750	—	463,500	292,570	615,000	5,055,820

C. Erik Young	2014	366,667	1,100,000	401,100	550,100	125,796	15,600	2,559,263
Senior Vice President,	2013	291,667	—	—	—	64,901	15,300	371,868
Chief Financial Officer	2012	237,500	450,000	—	332,650	70,554	153,000	1,243,704

Matthew C. Lucey	2014	533,333	1,600,000	534,800	789,500	267,827	15,600	3,741,060
President*	2013	493,558	—	—	—	355,237	15,300	864,095
	2012	450,000	1,760,850	—	370,800	142,067	168,517	2,892,234

Michael Gayda	2014	675,000	2,025,000	534,800	—	379,031	15,600	3,629,431
Retired President**	2013	675,000	—	—	—	616,058	15,300	1,306,358
	2012	675,000	2,641,275	—	370,800	248,606	215,000	4,150,681

*	Mr. Lucey served as the Company’s Senior Vice President, Chief Financial Officer through March 2014, at which time he was promoted to Executive Vice President. Effective February 1, 2015, Mr. Lucey was promoted to President.

**	Mr. Gayda retired as President of the Company effective January 31, 2015.

(1)	The amounts set forth in this column for 2014 represent the grant date value of phantom units of PBF Logistics LP which are subject to vesting in four equal installments beginning on May 23, 2015, except in the case of Mr. Gayda, whose phantom units vested in full upon his retirement in January 2015. The amounts set forth in this column for 2013 represent the grant date value of shares of restricted Class A Common Stock which are subject to vesting in four equal installments beginning on February 20, 2014. The amounts have been determined based on the assumptions set forth in Note 12 to the PBF Energy Inc. consolidated financial statements for the year ended December 31, 2014.

(2)	The amounts set forth in this column represent the grant date fair value of options for the purchase of Class A Common Stock. The grant date fair value was calculated pursuant to FASB ASC Topic 718 based on the assumptions set forth in Note 15 to the PBF Energy Inc. consolidated financial statements for the years ended December 31, 2014, 2013 and 2012.

(3)	The amounts set forth in this column represent the aggregate change during the year in the actuarial present value of accumulated benefits under the PBF Energy Pension Plan and the PBF Energy Restoration Plan.

(4)	The amounts set forth in this column consist of company matching contributions to our 401(k) Plan and, for 2012, also includes bonuses paid in connection with our IPO in the amount of $2,992,080 to Mr. Thomas O’Malley, $600,000 to Mr. Nimbley, $138,000 to Mr. Young, $153,517 to Mr. Lucey and $200,000 to Mr. Gayda.

Grants of Plan-Based Equity Awards in 2014

The following table provides information regarding the grants of plan-based equity awards to each of our named executive officers for the fiscal year ended December 31, 2014.

Name	Grant Date	All Other Stock Awards: Number of Shares or Units (#)(1)	All Other Option Awards: Number of Securities Underlying Options (#)(2)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards($)(3)
Thomas D. O’Malley	May 23, 2014	30,000	—	—	802,200
	October 29, 2014	—	50,000	24.43	390,500

Thomas J. Nimbley	May 23, 2014	20,000	—	—	534,800
	October 29, 2014	—	50,000	24.43	390,500

C. Erik Young	February 11, 2014	—	20,000	24.75	159,600
	May 23, 2014	15,000	—	—	401,100
	October 29, 2014	—	50,000	24.43	390,500

Matthew C. Lucey	February 11, 2014	—	50,000	24.75	399,000
	May 23, 2014	20,000	—	—	534,800
	October 29, 2014	—	50,000	24.43	390,500

Michael Gayda	May 23, 2014	20,000	—	—	534,800

(1)	The amounts set forth in this column represent the phantom units of PBF Logistics LP granted to the named executive officers under the PBFX LTIP.

(2)	The amounts set forth in this column represent options to purchase Class A Common Stock granted to the named executive officers under the 2012 Equity Incentive Plan.

(3)	The amounts set forth in this column represent the total grant date fair value of the phantom units of PBF Logistics LP or options to purchase Class A Common Stock for each of the named executive officers, calculated in accordance with FASB ASC Topic 718.

Outstanding Equity Awards At 2014 Fiscal Year-End

The following table provides information regarding outstanding equity awards held by each of our named executive officers as of December 31, 2014. For a narrative discussion of the equity awards, see “Equity Incentive Compensation” above.

	Option Awards(1)					Equity Awards(2)
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)
Thomas D. O’Malley	62,500	187,500	(3)	$26.08	10/29/23	30,000	(4)	799,200
						30,000	(5)	640,500
		50,000	(6)	$24.43	10/29/24

Thomas J. Nimbley	25,000	25,000	(7)	$26.00	12/12/22	20,000	(5)	427,000
	25,000	75,000	(8)	$38.70	02/19/23	—		—
	25,000	75,000	(3)	$26.08	10/29/23	—		—
	—	50,000	(6)	$24.43	10/29/24	—		—

C. Erik Young	2,000	—		$10.00	03/01/21	15,000	(5)	320,250
	7,500	—		$10.00	03/04/21	—		—
	16,667	8,333	(9)	$12.55	06/29/22	—		—
	10,000	10,000	(7)	$26.00	12/12/22	—		—
	—	20,000	(10)	$24.75	02/11/24	—		—
	—	50,000	(6)	$24.43	10/29/24	—		—

Matthew C. Lucey	10,000	—		$10.00	03/04/21	20,000	(5)	427,000
	20,000	20,000	(7)	$26.00	12/12/22	—		—
	—	50,000	(10)	$24.75	02/11/24	—		—
	—	50,000	(6)	$24.43	10/29/24	—		—

Michael Gayda	15,000	—		$10.00	06/01/20	20,000	(5)	427,000
	15,000	—		$10.00	12/17/20	—		—
	20,000	—		$10.00	03/01/21	—		—
	20,000	20,000	(7)	$26.00	12/12/22	—		—

(1)	The awards described in this column represent compensatory warrants and options to purchase PBF LLC Series A Units and options to purchase Class A Common Stock as described in “Compensation Discussion & Analysis.”

(2)	The awards described in this column represent restricted Class A Common Stock. The value is based on the closing price of $26.64 per share of Class A Common Stock on December 31, 2014 and the closing price of $21.35 per phantom unit which was the NYSE closing price of PBFX common units on December 31, 2014.

(3)	Represents options to purchase Class A Common Stock, which vest in three equal annual installments beginning on October 29, 2015.

(4)	This amount represents restricted shares of Class A Common Stock granted under the 2012 Equity Incentive Plan, which vest in three equal annual installments beginning on February 20, 2015.

(5)	This amount represents phantom units of PBF Logistics LP granted under the PBFX LTIP, which vest in four equal annual installments beginning on May 23, 2015.

(6)	Represents options to purchase Class A Common Stock, which vest in three equal annual installments beginning on October 29, 2015.

(7)	Represents options to purchase Class A Common Stock, which vest in two equal annual installments beginning on December 12, 2015.

(8)	Represents options to purchase Class A Common Stock, which vest in four equal annual installments beginning on February 19, 2014.

(9)	Represents options to purchase PBF LLC Series A Units, which vest in three equal annual installments beginning on June 29, 2013.

(10)	Represents options to purchase Class A Common Stock, which vest in four equal annual installments beginning on February 11, 2015.

Option Exercises and Stock Vested in 2014

The following table provides information regarding the amounts received by our named executive officers upon exercise of options or similar instruments or the vesting of stock or similar instruments during the fiscal year ended December 31, 2014.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Thomas D. O’Malley	—	—	10,000	258,600
Thomas J. Nimbley	—	—	—	—
C. Erik Young	—	—	—	—
Matthew C. Lucey	—	—	—	—
Michael Gayda	—	—	—	—

(1)	The awards described in this table represent restricted shares of Class A Common Stock. The value is calculated based on the closing price of $25.86 per share of Class A Common Stock on the date of vesting.

Pension Benefits

The following table provides information regarding our named executive officers’ participation in our pension plans as of and for the fiscal year ended December 31, 2014.

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
Thomas D. O’Malley	PBF Energy Pension Plan PBF Energy Restoration Plan	6 6	213,945 3,492,428	— —

Thomas J. Nimbley	PBF Energy Pension Plan PBF Energy Restoration Plan	4 4	138,306 1,296,498	— —

C. Erik Young	PBF Energy Pension Plan PBF Energy Restoration Plan	4 4	92,936 181,580	— —

Matthew C. Lucey	PBF Energy Pension Plan PBF Energy Restoration Plan	6 6	169,021 712,730	— —

Michael Gayda	PBF Energy Pension Plan PBF Energy Restoration Plan	6 6	146,090 1,212,338	— —

The PBF Energy Pension Plan is a funded, tax-qualified, non-contributory defined benefit plan covering all employees. The PBF Energy Restoration Plan is a non-qualified defined benefit plan designed to supplement the pension benefits for employees that have earnings above the IRS benefit plan compensation limits. The Pension Plan and the Restoration Plan are structured as cash balance plans wherein each participant’s account is credited monthly with an interest credit and annually with a pay credit. Changes in the value of these plans’ investments do not directly impact the benefit amounts promised to each participant under the plans.

At the end of each plan year, the Pension Plan provides for an annual pay credit equal to between 7% and 11% of pensionable earnings below the Social Security Wage Base and a pay credit of 14% on pensionable earnings above the Social Security Wage Base but below the Internal Revenue Service benefit plan compensation limit. The Restoration Plan provides for an annual pay credit equal to 14% on pensionable earnings in excess of Internal Revenue Service benefit plan compensation limits. In addition, on a monthly basis, the plans provide for an interest credit utilizing the prior year’s October 30-year Treasury Constant Maturity rate. For 2014, the interest crediting rate was 3.70%. Normal retirement age under the plans is attained at age 65.

Potential Payments upon Termination Occurring on December 31, 2014, Including in Connection With a Change in Control

The table below provides our best estimate of the amounts that would be payable (including the value of certain benefits) to each of our named executive officers had a termination hypothetically occurred on December 31, 2014 under various scenarios, including a termination of employment associated with a Change In Control. The table does not include payments or benefits under arrangements available on the same basis generally to all other eligible employees of PBF. The potential payments were determined under the terms of each named executive officer’s employment agreement in effect on December 31, 2014, and in accordance with our plans and arrangements in effect on December 31, 2014. We also retain the discretion to provide additional payments or benefits to any of our named executive officers upon any termination of employment or Change in Control. The estimates below exclude the value of any Accrued Rights, as described in footnote 1 below, as any such amounts have been assumed to have been paid current at the time of the termination event. Under the terms of a named executive officer’s employment agreement, if applicable, the executive is precluded under certain circumstances from competing with us for a period of six months post-termination, and must enter into a release of claims in order to receive the severance described below.

	Termination (a) for Cause, (b) without Good Reason or (c) due to non- renewal by the executive ($)(1)	Termination (other than in connection with a Change in Control), (a) without Cause (other than by reason of death or disability) by us, (b) for Good Reason or (c) due to non- renewal by us ($)(2)	Termination in connection with a Change in Control ($)(3)	Death or Disability ($)(4)
Thomas D. O’Malley
Cash severance payment	—	2,250,000	4,485,000	750,000
Cash bonus (5)	—	—	—	1,950,000
Continuation of health benefits (6)	—	—	—	—
Accelerated equity (7)	—	640,500	1,655,200	1,655,200

Thomas J. Nimbley
Cash severance payment	—	1,275,000	2,541,500	425,000
Cash bonus (5)	—	—	—	1,105,000
Continuation of health benefits (6)	—	—	—	—
Accelerated equity (7)	—	427,000	595,500	595,500

C. Erik Young
Cash severance payment	—	550,001	1,096,334	183,334
Cash bonus (5)	—	—	—	476,667
Continuation of health benefits (8)	—	24,736	48,097	—
Accelerated equity (7)	—	320,250	592,262	592,262

Matthew C. Lucey
Cash severance payment	—	800,000	1,594,666	266,667
Cash bonus (5)	—	—	—	693,333
Continuation of health benefits (8)	—	27,633	53,938	—
Accelerated equity (7)	—	427,000	644,800	644,800

Michael Gayda (9)
Cash severance payment	—	1,012,500	2,018,250	337,500
Cash bonus	—	—	—	877,500
Continuation of health benefits	—	—	—	—
Accelerated equity (7)	—	427,000	439,800	439,800

(1)	Termination for Cause, without Good Reason or due to non-renewal by the executive. In the event the executive is terminated by us for Cause, the executive terminates his employment without Good Reason or the executive does not renew his employment with us at the end of his current term, the executive will be entitled to: (1) receive accrued, but unpaid salary through the date of termination; (2) receive any earned, but unpaid portion of the previous year’s cash bonus; (3) receive unreimbursed business expenses; (4) receive applicable benefits; and (5) except in the event of a termination for Cause, exercise any vested options or similar awards in accordance with the terms of the long term incentive plan, or collectively, the “Accrued Rights.”

“Good Reason” as defined in the employment agreements means, without the executive’s consent (A) the failure of the company to pay or cause to be paid the executive’s base salary or cash bonus, if any, when due, (B) any adverse, substantial and sustained diminution in the executive’s authority or responsibilities by the company from those described in the employment agreement, (C) the company requiring a change in the location for performance of the executive’s employment responsibilities to a location more than 50 miles from the company’s office (not including ordinary travel during the regular course of employment) or (D) any other action or inaction that constitutes a material breach by the company of the employment agreement; provided, that the events described in clauses (A), (B), (C) and (D) shall constitute “Good Reason” only if the company fails to cure such event within 20 days after receipt from the executive of written notice of the event which constitutes “Good Reason”; provided, further, that “Good Reason” shall cease to exist for an event described in clauses (A), (B), (C) and (D) on the 90th day following the later of its occurrence or the executive’s knowledge thereof, unless the executive has given the company written notice thereof prior to such date.

“Cause” as defined in the employment agreements includes the following: (A) the executive’s continued willful failure to substantially perform his duties (other than as a result of a disability) for a period of 30 days following written notice by the company to the executive of such failure, (B) the executive’s conviction of, or plea of nolo contendere to a crime constituting a misdemeanor involving moral turpitude or a felony, (C) the executive’s willful malfeasance or willful misconduct in connection with the executive’s duties under the employment agreement, including fraud or dishonesty against the company, or any of its affiliates, or any act or omission which is materially injurious to the financial condition or business reputation of the company, or any of its affiliates, other than an act or omission that was committed or omitted by the executive in the good faith belief that it was in the best interest of the company, (D) a breach of the executive’s representations and warranties in such employment agreement, or (E) the executive’s breach of the non-competition, non-solicitation, non-disparagement or non-disclosure provisions of the employment agreement.

(2)	Termination (other than in connection with a Change in Control as described below), without Cause (other than by reason of death or disability) by us, for Good Reason or due to non-renewal by us. In the event the executive is terminated during the term of employment (other than in connection with a Change in Control as described in footnote (3) below), without Cause (other than by reason of death or disability) by us, for Good Reason or due to non-renewal by us, the executive will be entitled to: (1) the Accrued Rights; (2) a cash lump sum payment equal to 1.5 times base salary; and (3) the continuation of certain health benefits for 18 months.

(3)	Termination in connection with a Change in Control. In the event the executive is terminated by us without Cause (other than by reason of death or disability), resigns with Good Reason or we elect not to renew the executive’s employment term, in each case six months prior to or within one year subsequent to the consummation of a Change in Control, the executive will be entitled to: (1) the Accrued Rights; (2) a cash lump sum payment equal to 2.99 times the executive’s salary in effect on the date of termination; (3) immediate vesting and exercisability of outstanding options or other grants under the long term incentive plans; and (4) the continuation of certain health benefits for two years and 11 months.

A “Change In Control” as defined in the employment agreements means:

•	any “person” or “group” (as such terms are defined in Sections 13(d)(3) and 14(d)(2) of the Exchange Act) (other than one or more of the Excluded Entities (as defined below)) is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the combined voting power of our then outstanding voting securities entitled to vote generally in the election of directors (including by way of merger, consolidation or otherwise);
•	the sale or disposition, in one or a series of related transactions, of all or substantially all of the assets of us and our subsidiaries, taken as a whole, to any “person” or “group” (other than one or more of the Excluded Entities);

•	a merger, consolidation or reorganization (other than (x) with or into, as applicable, any of the Excluded Entities or (y) in which our stockholders, immediately before such merger, consolidation or reorganization, own, directly or indirectly immediately following such merger, consolidation or reorganization, at least 50% of the combined voting power of the outstanding voting securities of the corporation resulting from such merger, consolidation or reorganization);
•	our complete liquidation or dissolution; or
•	other than as expressly provided for in the stockholders’ agreement with Blackstone and First Reserve, during any period of two consecutive years, individuals who at the beginning of such period constituted our Board (together with any new directors whose election by such board or whose nomination for election was approved by a vote of a majority of our directors then still in office, who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) (the “Incumbent Board”) cease for any reason to constitute a majority of the Board then in office; provided that, any director appointed or elected to the Board to avoid or settle a threatened or actual proxy contest shall in no event be deemed to be an individual on the Incumbent Board.

For purposes of the definition of Change In Control, “Excluded Entity” means any of the following: (A) Blackstone; (B) First Reserve; (C) us and any entities of which a majority of the voting power of its voting equity securities and equity interests is owned directly or indirectly by us; and (D) any employee benefit plan (or trust forming a part thereof) sponsored or maintained by any of the foregoing.

(4)	Death or Disability. In the event of death or disability, the named executive officer’s estate or the executive, as applicable, will be entitled to receive: (1) the Accrued Rights; (2) a pro rata portion of the executive’s target annual cash bonus for the year in which such death or disability occurs; and (3) a cash lump sum payment equal to the greater of (A) one-half of the executive’s annual salary as in effect on the date of termination or (B) one-half of the aggregate amount of the executive’s salary that the executive would have received had the full term of employment occurred under the employment agreement. The amounts shown in this column as the cash severance payment represent one-half of the executive’s annual salary as of December 31, 2014. The actual amount payable upon death or disability could vary.

(5)	These amounts are equal to one times the named executive officer’s base salary for 2014.

(6)	Messrs. O’Malley, Nimbley and Gayda would not have been eligible to receive any continued medical benefits from us as of December 31, 2014, as they were not covered by our medical plans. Our obligation to provide continuation coverage for these named executive officers may change in future years.

(7)	In connection with a termination without cause by us or for good reason by the executive or due to non-renewal by us, these amounts reflect for all of the named executive officers the value of the accelerated vesting of the phantom units granted under the PBFX LTIP. In connection with a termination in connection with (a) a Change in Control or (b) in the event of Death or Disability or (c) by the executive or due to non-renewal by us, these amounts reflect for (i) all of the named executive officers the value of the accelerated vesting and exercisability of their options to purchase Class A Common Stock and the accelerated vesting of the phantom units granted under the PBFX LTIP, (ii) for Mr. O’Malley, the accelerated vesting of restricted stock awards and (iii) for Messrs. Young and Lucey, the value of the accelerated vesting and exercisability of options to purchase PBF LLC Series A Units.

(8)	The continued health benefits cost for each of Messrs. Lucey and Young is, respectively, based on our cost for such benefits as of December 31, 2014.

DIRECTOR COMPENSATION

Directors who are also our employees or employees of Blackstone or First Reserve receive no separate compensation for service on our Board of Directors or committees thereof. Our remaining non-employee directors are entitled to receive director fees as determined by the Compensation Committee. We reimbursed all of our directors who are not Blackstone or First Reserve employees for customary expenses incurred in connection with attending meetings of our Board of Directors and committees thereof.

During 2014, the non-employee directors who were not employees of our sponsors (Messrs. Abraham, Allen, Budd, Edwards, Houston and Kosnik and Ms. Malmivirta) received an annual cash retainer of $100,000, payable quarterly, and $1,500 for each board and committee meeting attended and were each granted an additional $100,000 equity award consisting of restricted shares of Class A Common Stock, which vest in four equal annual installments starting on the first anniversary of the date of grant, subject to acceleration under certain circumstances. Mr. Allen received an additional annual retainer of $20,000 for his role as chairman of the Audit Committee and $2,500 for his role as Lead Director. Each of Messrs. Abraham and Budd received an additional retainer of $10,000 for their roles as chairman of the Compensation Committee and the Nominating and Corporate Governance Committee, respectively.

In February 2015, the annual cash retainer payable to independent directors was increased to $110,000 and the amount of initial and annual equity grants to $125,000. In connection with the foregoing increases, the meeting fees payable to the independent directors were restructured, with independent directors only receiving a meeting fee of $1,500 per meeting for Board or committee meetings in excess of seven meetings in a given year.

The following table summarizes all compensation for non-employee directors for the fiscal year ended December 31, 2014.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1)	Total ($)
Spencer Abraham	152,500	100,000	252,500
Jefferson F. Allen	129,359	100,000	229,359
Wayne Budd	122,500	100,000	222,500
S. Eugene Edwards	55,054	100,000	155,054
Dennis M. Houston	111,564	100,000	211,564
Edward Kosnik	122,500	100,000	222,500
Eija Malmivirta	58,054	100,000	158,054

(1)	The amounts set forth in this column represent the grant date fair value of restricted Class A Common Stock, which vest in four equal annual installments starting on the first anniversary of the date of grant, subject to acceleration under certain circumstances.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Each of the related party transactions described below was negotiated on an arm’s length basis. We believe that the terms of such agreements are as favorable as those we could have obtained from parties not related to us.

Our Historical Relationship with Blackstone and First Reserve

Since PBF LLC’s formation, each of Blackstone and First Reserve purchased an aggregate of 44,861,169 PBF LLC Series A Units at a purchase price of $10.00 per unit, or an aggregate purchase price for each of approximately $448.6 million. Blackstone and First Reserve control ownership interests in a broad range of companies. We have entered into commercial transactions on arm’s length terms in the ordinary course of business with certain of these companies, including for the purchase of goods and services.

Investments in PBF LLC

Many of our named executive officers, one of our directors and certain other employees were provided with the opportunity prior to the IPO to purchase PBF LLC Series A Units and non-compensatory warrants to purchase PBF LLC Series A Units. The number of units and warrants offered for purchase were based upon the individual’s position and other relevant factors, and approved by the board of directors of PBF LLC. The table below sets forth the number of PBF LLC Series A Units and non-compensatory warrants to purchase PBF LLC Series A Units purchased and the price paid therefore directly or indirectly by our named executive officers and one of our directors since the beginning of fiscal year 2008 (without taking into account any PBF LLC Series A Units acquired at the time of our initial public offering upon exercise of the noncompensatory warrants).

Name	Aggregate Purchase Price ($)	Series A Units (#)	Non-Compensatory Warrants for the Purchase of Series A Units (1) (2) (#)
Thomas D. O’Malley	17,078,879	1,707,888	1,815,380	(3)
Executive Chairman of the Board of Directors
Thomas J. Nimbley	2,250,000	225,000	300,000	(4)
Chief Executive Officer
Matthew C. Lucey	135,000	13,500	17,319	(5)
Executive Vice President (formerly Senior Vice President, Chief Financial Officer)
Michael Gayda	750,000	75,000	100,000	(6)
President
C. Erik Young	25,000	2,500	3,000	(7)
Senior Vice President, Chief Financial Officer
Jefferson F. Allen	750,000	75,000	70,000	(8)
Director

(1)	Each non-compensatory warrant for the purchase of PBF LLC Series A Units has an exercise price of $10.00 per unit and is immediately exercisable for a ten-year period.

(2)	In connection with the purchase of PBF LLC Series A Units and warrants, compensatory warrants for the purchase of Series A Units were also granted to each of these persons. See “Executive Compensation—Outstanding Equity Awards at 2014 Fiscal Year-End.”

(3)	In connection with the IPO in 2012, Mr. O’Malley exercised all of his non-compensatory warrants on a cashless basis for an additional 1,117,157 PBF LLC Series A Units. Does not include units purchased by Mr. O’Malley’s son, in accordance with applicable SEC rules.

(4)	In connection with the IPO in 2012, Mr. Nimbley exercised all of his non-compensatory warrants to purchase an additional 300,000 PBF LLC Series A Units for cash at the $10.00 exercise price for an aggregate purchase price of $3,000,000.

(5)	In connection with the IPO in 2012, Mr. Lucey exercised all of his non-compensatory warrants to purchase an additional 17,319 PBF LLC Series A Units for cash at the $10.00 exercise price for an aggregate purchase price of $173,190.

(6)	In connection with the IPO in 2012, Mr. Gayda exercised all of his non-compensatory warrants on a cashless basis for an additional 61,538 PBF LLC Series A Units.

(7)	In connection with the IPO in 2012, Mr. Young exercised all of his non-compensatory warrants to purchase an additional 3,000 PBF LLC Series A Units for cash at the $10.00 exercise price for an aggregate purchase price of $30,000.

(8)	In connection with the IPO in 2012, Mr. Allen exercised all of his non-compensatory warrants to purchase an additional 21,000 PBF LLC Series A Units for cash at the $10.00 exercise price for an aggregate purchase price of $210,000.

IPO Related Agreements

In connection with our IPO, we entered into various agreements governing the relationship among us, PBF LLC, Blackstone, First Reserve, our executive officers and certain of our directors and the other pre-IPO owners of PBF LLC. The following is a description of the material terms of these agreements, which description is qualified in its entirety by reference to the full text of the agreements which are filed with the SEC as exhibits to our periodic reports.

PBF LLC Amended and Restated Limited Liability Company Agreement

In connection with our initial public offering, the limited liability company agreement of PBF LLC was amended and restated. The amended and restated limited liability company agreement established the PBF LLC Series C Units, which are held solely by us and described further below, and provides that we are the sole managing member of PBF LLC. Accordingly, we control all of the business and affairs of PBF LLC and its operating subsidiaries.

At December 31, 2014, we owned 81,981,119 Series C Units, Blackstone owned 3,210,988 PBF LLC Series A Units and First Reserve owned 593,666 PBF LLC Series A Units, the remaining pre-IPO owners of PBF LLC, including Mr. O’Malley, owned 5,343,772 PBF LLC Series A Units, and our independent directors held 22,271 restricted PBF LLC Series A Units. In February 2015, Blackstone and First Reserve exchanged all of their remaining PBF LLC Series A Units for shares of Class A Common Stock which were then sold in a secondary public offering. In addition, there are 1,000,000 PBF LLC Series B Units issued and outstanding, all of which are held by certain of our officers and a former officer. The PBF LLC Series B Units are profits interests which entitle the holders to participate in the profits of PBF LLC after the date of issuance. At December 31, 2014, certain of the pre-IPO owners of PBF LLC and other employees held options and warrants to purchase an additional 858,198 PBF LLC Series A Units at a weighted average exercise price of $10.50 per unit, of which 810,704 were vested and exercisable.

Under the amended and restated limited liability company agreement of PBF LLC, the PBF LLC Series A Units are held solely by the pre-IPO owners of PBF LLC (and their permitted transferees) and the PBF LLC Series C Units are held solely by us and rank on parity with the PBF LLC Series A Units as to distribution rights, voting rights and rights upon liquidation, dissolution or winding up. We, as the managing member, have the right to determine the timing and amount of any distributions to be made to holders of PBF LLC Series A Units and PBF LLC Series C Units (other than tax distributions, as described below). Profits and losses of PBF LLC are allocated, and all distributions generally made, pro rata to the holders of PBF LLC Series A Units (subject, under certain circumstances described below, to the rights of the holders of PBF LLC Series B Units) and PBF LLC Series C Units. In addition, any PBF LLC Series A Units acquired by us from the pre-IPO owners of PBF LLC, in accordance with the exchange agreement, will automatically, and without any further action, be reclassified as PBF LLC Series C Units in connection with such acquisition.

The holders of limited liability company interests in PBF LLC, including us, generally have to include for purposes of calculating their U.S. federal, state and local income taxes their share of any taxable income of PBF LLC. Taxable income of PBF LLC generally is allocated to the holders of units (including us) pro rata in accordance with their respective share of the net profits and net losses of PBF LLC. In general, PBF LLC is required to make periodic tax distributions to the members of PBF LLC, including us, pro rata in accordance with their respective percentage interests for such period (as determined under the amended and restated limited liability company agreement of PBF LLC), subject to available cash and applicable law and contractual restrictions (including pursuant to our debt instruments) and based on certain assumptions. Generally, these tax distributions will be an amount equal to our estimate of the taxable income of PBF LLC for the year multiplied by an assumed tax rate equal to the highest effective marginal combined U.S. federal, state and local income tax rate prescribed for an individual or corporate resident in New York, New York (taking into account the nondeductibility of certain expenses). If, with respect to any given calendar year, the aggregate periodic tax distributions were less than the actual taxable income of PBF LLC multiplied by the assumed tax rate, PBF LLC will make a “true up” tax distribution, no later than March 15 of the following year, equal to such difference, subject to the available cash and borrowings of PBF LLC.

The amended and restated limited liability company agreement of PBF LLC also provides that substantially all expenses incurred by or attributable to us and our management of PBF LLC other than our obligations under the tax receivable agreement, our income tax expenses and payments on indebtedness incurred by us will be paid by PBF LLC.

Summary of PBF LLC Series B Units

The PBF LLC Series B Units are profits interests held by certain of our current and former officers which had no taxable value at the date of issuance, have no voting rights and are designed to increase in value only after our sponsors achieve certain levels of return on their investment in PBF LLC Series A Units. Under the amended and restated limited liability company agreement of PBF LLC, distributions initially are made to the holders of PBF LLC Series A Units and PBF LLC Series C Units in proportion to the number of units owned by them. Once the sponsors receive a full return of their aggregate amount invested with respect to their PBF LLC Series A Units, distributions and other payments made on account of the PBF LLC Series A Units held by our sponsors then will be shared by our sponsors with the holders of PBF LLC Series B Units. Accordingly, the amounts paid to the holders of PBF LLC Series B Units will reduce only the amounts otherwise payable on account of the PBF LLC Series A Units held by our sponsors, and will not reduce or otherwise impact any amounts payable to us (as the holder of PBF LLC Series C Units), the holders of our Class A Common Stock or any other holder of PBF LLC Series A Units. However, our consolidated statements of operations and comprehensive income (loss) reflect non-cash charges for compensation related to the PBF LLC Series B Units. As of March 25, 2015, there are 1,000,000 fully vested PBF LLC Series B Units issued and outstanding, which are held as follows: Thomas O’Malley—350,000 (35%); Thomas Nimbley—160,000 (16%); Matthew Lucey—60,000 (6%), Michael Gayda—160,000 (16%); and other current and former officers—270,000 (27%). All distributions to the holders of PBF LLC Series B Units will be made pro rata in accordance with their percentage interest. The amended and restated limited liability company agreement of PBF LLC provides that no holder of PBF LLC Series B Units was entitled to receive any distributions made by PBF LLC (other than certain tax distributions) until each of our sponsors holding PBF LLC Series A Units received the aggregate amount invested for such PBF LLC Series A Units.

All amounts received, directly or indirectly, by our sponsors and the holders of PBF LLC Series B Units (and each of their successors and permitted transferees) in connection with their holding of units, including amounts received upon the sale of, or as a result of the ownership of, shares of Class A Common Stock following an exchange of units pursuant to the exchange agreement, upon a transfer of units by our sponsors to an unrelated third party or upon an in-kind distribution to their limited partners, pursuant to the tax receivable agreement or as a result of any assignment or transfer of any rights or entitlements thereunder, or otherwise as a result of such holder’s ownership of PBF LLC Series A Units are treated as being distributed, and treated as a distribution, for purposes of determining the amounts payable to the holders of PBF LLC Series B Units. Any payments required to be made to the holders of PBF LLC Series B Units by our sponsors shall be made in cash. Payments made to any of our sponsors pursuant to the tax receivable agreement are taken into account for purposes of satisfying the applicable sharing thresholds of the holders of PBF LLC Series B Units under the amended and restated limited liability company agreement of PBF LLC. All distributions under the amended and restated limited liability company agreement are treated as being distributed in a single distribution. Accordingly, if multiple distributions are made, the holders of PBF LLC Series B Units shall be entitled to share in the distributions at the highest then applicable sharing percentage, and if such holders have received prior distributions at a lower sharing percentage, such holders shall be entitled to a priority catch-up distribution at the applicable higher sharing percentage before any further amounts are distributed to such holders of PBF LLC Series A Units. Any amounts received by holders of PBF LLC Series B Units as tax distributions made by PBF LLC shall be treated as an advance on and shall reduce further distributions to which such holder otherwise would be entitled to under the agreement.

If the employment of a holder of PBF LLC Series B Units is terminated by us for any reason other than due to death, disability or retirement, our sponsors will have the right to purchase for cash all or part of the holder’s PBF LLC Series B Units for the fair market value of such units as of the purchase date. In addition, upon the death or disability of a holder of PBF LLC Series B Units, the holder (or his representatives) will have the right to sell to our sponsors, and our sponsors will be required to purchase (pro rata), all of the holder’s PBF LLC Series B Units for the fair market value of such units as of the purchase date, with the purchase price payable, at the election of the purchaser, in cash or by delivery of PBF LLC Series A Units held by the purchaser.

As of June 12, 2013, each of Blackstone and First Reserve received the full return of its aggregate amount invested for its PBF LLC Series A Units. Since January 1, 2014, in connection with the secondary offerings of Class A Common Stock by Blackstone and First Reserve that occurred in January 2014, March 2014 and June 2014 and February 2015, and quarterly dividends and distributions and tax distributions paid, the holders of PBF LLC Series B Units (in their capacity as such) received the following amounts: Thomas D. O’Malley—$50.2 million; Thomas J. Nimbley—$22.9 million; Matthew C. Lucey—$8.6 million; Michael Gayda—$22.9 million and other current and former officers—$38.7 million. In addition, the holders of PBF LLC Series B Units are entitled to certain payments in the future under the tax receivable agreement arising as a result of the prior exchanges by Blackstone and First Reserve.

Exchange Agreement

Pursuant to an exchange agreement, the pre-IPO owners of PBF LLC (and certain permitted assignees thereof and holders who acquire PBF LLC Series A Units upon the exercise of certain warrants) may from time to time (subject to the terms of the exchange agreement), cause PBF LLC to exchange their PBF LLC Series A Units for shares of our Class A Common Stock on a one-for-one basis, subject to equitable adjustments for stock splits, stock dividends and reclassifications, and further subject to the rights of the holders of PBF LLC Series B Units to share in a portion of the profits realized by our sponsors upon the sale of the shares of our Class A Common Stock received by them upon such exchange. The exchange agreement also provides that, subject to certain exceptions, holders do not have the right to cause PBF LLC to exchange PBF LLC Series A Units if we determine that such exchange would be prohibited by law or regulation or would violate other agreements to which we may be subject, and that we may impose on exchange rights additional restrictions that we determine to be necessary or advisable so that PBF LLC is not treated as a “publicly traded partnership” for United States federal income tax purposes. As a holder exchanges its PBF LLC Series A Units, our interest in PBF LLC will be correspondingly increased.

Registration Rights Agreement

Pursuant to an amended and restated registration rights agreement with each of the pre-IPO owners of PBF LLC, we have granted them and their affiliates and permitted transferees the right, under certain circumstances and subject to certain restrictions, to require us to register under the Securities Act shares of our Class A Common Stock delivered in exchange for PBF LLC Series A Units or otherwise beneficially owned by them. The secondary offerings by Blackstone and First Reserve in 2014 and February 2015 were conducted pursuant to these demand registration rights, which also required that we pay certain enumerated expenses of the registration in connection with such offerings. PBF incurred approximately $1.3 million and $0.3 million, respectively, of expenses included, in general and administrative expenses, in connection with the 2014 secondary offerings and the 2015 secondary offering. Under the registration rights agreement, we also agreed at our expense to make available a shelf registration statement to register the exchange by the remaining pre-IPO owners of PBF LLC of PBF LLC Series A Units for shares of our Class A Common Stock and the resale by them of shares of Class A Common Stock into the market from time to time. In addition, each of the pre-IPO owners of PBF LLC will have the ability to exercise certain piggyback registration rights in respect of shares of our Class A Common Stock held by them in connection with registered offerings requested by other registration rights holders or initiated by us. We currently have an effective shelf registration statement covering the resale of up to 6,310,055 shares of our Class A Common Stock issued or issuable to the remaining holders of Series A LLC Units, which shares may be sold from time to time in the public markets.

Tax Receivable Agreement

The holders of PBF LLC Series A Units may from time to time (subject to the terms of the exchange agreement) cause PBF LLC to exchange their remaining PBF LLC Series A Units for shares of our Class A Common Stock on a one-for-one basis. PBF LLC (and each of its subsidiaries classified as a partnership for federal income tax purposes) have in effect an election under Section 754 of the Code effective for each taxable year in which an exchange of PBF LLC Series A Units for shares of our Class A Common Stock occurs. The purchase of PBF LLC Series A Units and exchanges of PBF LLC Series A Units for shares of Class A Common Stock have resulted, and are expected to result, with respect to PBF in increases, that otherwise would not have been available, in the tax basis of the assets of PBF LLC. These increases in tax basis have reduced the amount of tax that PBF would have otherwise been required to pay, and may reduce such tax in the future. These increases in tax basis may also decrease gains (or increase losses) on future dispositions of certain assets to the extent tax basis is allocated to those assets.

We entered into a tax receivable agreement with the holders of PBF LLC Series A Units and PBF LLC Series B Units (and certain permitted assignees thereof and holders who acquire PBF LLC Series A Units upon the exercise of certain warrants) that provides for the payment from time to time by PBF to such persons of 85% of the amount of the benefits, if any, that PBF is deemed to realize as a result of (i) these increases in tax basis and (ii) certain other tax benefits related to us entering into the tax receivable agreement, including tax benefits attributable to payments under the tax receivable agreement. These payment obligations are obligations of PBF and not of PBF LLC or any of its subsidiaries.

For purposes of the tax receivable agreement, subject to certain exceptions noted below, the benefit deemed realized by PBF generally is computed by comparing the actual income tax liability of PBF (calculated with certain assumptions) to the amount of such taxes that PBF would have been required to pay had there been no increase to the tax basis of the assets of PBF LLC as a result of the purchase or exchanges of PBF LLC Series A Units and had PBF not derived any tax benefits in respect of payments made under the tax receivable agreement. The term of the tax receivable agreement will continue until all such tax benefits have been utilized or expired, unless (i) certain changes of control occur as described below, (ii) PBF exercises its right to terminate the tax receivable agreement for an amount based on the agreed payments remaining to be made under the agreement or (iii) PBF breaches any of its material obligations under the tax receivable agreement in which case all obligations will generally be accelerated and due as if PBF had exercised its right to terminate the agreement. Estimating the amount of payments that may be made under the tax receivable agreement is by its nature imprecise, insofar as the calculation of amounts payable depends on a variety of factors. The actual increase in tax basis, as well as the amount and timing of any payments under the tax receivable agreement, will vary depending upon a number of factors, including:

•	the timing of any subsequent exchanges of PBF LLC Series A Units—for instance, the increase in any tax deductions will vary depending on the fair value, which may fluctuate over time, of the depreciable or amortizable assets of PBF LLC at the time of each exchange;

•	the price of shares of our Class A Common Stock at the time of the exchange—the increase in any tax deductions, as well as the tax basis increase in other assets, of PBF LLC is affected by the price of shares of our Class A Common Stock at the time of the exchange;

•	the extent to which such exchanges are taxable—if an exchange is not taxable for any reason, increased deductions will not be available; and

•	the amount and timing of our income—PBF generally will be required to pay 85% of the deemed benefits as and when deemed realized.

The amount and timing of PBF’s taxable income, which will affect the amount and timing of the realization of tax benefits that are subject to the tax receivable agreement, depend on numerous factors. For example, if 50% or more of the capital and profits interests in PBF LLC are transferred in a taxable sale or exchange within a period of 12 consecutive months, PBF LLC will undergo, for federal income tax purposes, a “technical termination” that could affect the amount of PBF LLC’s taxable income in any year and the allocation of taxable income among the members of PBF LLC, including PBF. If PBF does not have taxable income, PBF generally is not required (absent a change of control or circumstances requiring an early termination payment) to make payments under the tax receivable agreement for that taxable year because no benefit will have been actually realized. However, any tax benefits that do not result in realized benefits in a given tax year will likely generate tax attributes that may be utilized to generate benefits in previous or future tax years. The utilization of such tax attributes will result in payments under the tax receivable agreement.

We expect that the payments that we may make under the tax receivable agreement will be substantial. As of December 31, 2014, we have recognized a liability for the tax receivable agreement of $712.7 million reflecting our estimate of the undiscounted amounts that we expect to pay under the agreement due to exchanges that occurred prior to that date, and to range over the next five years from approximately $37.6 million to $75.6 million per year and decline thereafter. Future payments under the agreement by us in respect of subsequent exchanges would be in addition to these amounts and are expected to be substantial. The foregoing numbers are merely estimates—the actual payments could differ materially. It is possible that future transactions or events could increase or decrease the actual tax benefits realized and the corresponding tax receivable agreement payments. There may be a material negative effect on our liquidity if, as a result of timing discrepancies or otherwise, (a) the payments under the tax receivable agreement exceed the actual benefits we realize in respect of the tax attributes subject to the tax receivable agreement and/or (b) distributions to us by PBF LLC are not sufficient to permit us to make payments under the tax receivable agreement after we have paid our taxes and other obligations. In this regard, the tax receivable agreement gives us some flexibility to defer certain payment obligations that are in excess of our then available cash, but the period of any such deferral under the tax receivable agreement may not exceed two years. Such deferred payments would accrue interest at a rate of LIBOR plus 150 basis points. The payments under the tax receivable agreement are not conditioned upon any persons continued ownership of us.

In certain instances (as described in the following paragraph), payments under the tax receivable agreement may be accelerated and/or significantly exceed the actual benefits realized in respect of the tax attributes subject to the tax receivable agreement.

The tax receivable agreement provides that upon certain changes of control, or if, at any time, PBF elects an early termination of the tax receivable agreement (or defaults in its obligations thereunder), PBF’s (or our successor’s) obligations with respect to exchanged or acquired PBF LLC Series A Units (whether exchanged or acquired before or after such transaction) would be based on certain assumptions, including that (i) PBF would have sufficient taxable income to fully utilize the deductions arising from the increased tax deductions and tax basis and other benefits related to entering into the tax receivable agreement and (ii) that the subsidiaries of PBF LLC will sell certain nonamortizable assets (and realize certain related tax benefits) no later than a specified date. Moreover, in each of these instances, PBF would be required to make an immediate payment equal to the present value (at a discount rate equal to LIBOR plus 100 basis points) of the anticipated future tax benefits (based on the foregoing assumptions). Accordingly, payments under the tax receivable agreement may be made years in advance of the actual realization, if any, of the anticipated future tax benefits and may be significantly greater than the actual benefits PBF realizes in respect of the tax attributes subject to the tax receivable agreement. Assuming that the market value of a share of Class A Common Stock were to be equal to $26.64, the closing price on December 31, 2014, and that LIBOR were to be 1.85%, we estimate that the aggregate amount of these accelerated payments would have been approximately $702.8 million if triggered on such date. In these situations, our obligations under the tax receivable agreement could have a substantial negative impact on our liquidity and there is no assurance that we will be able to finance these obligations.

Moreover, payments under the tax receivable agreement will be based on tax reporting positions determined in accordance with the tax receivable agreement. PBF will not be reimbursed for any payments previously made under the tax receivable agreement if the Internal Revenue Service subsequently disallows part or all of the tax benefits that gave rise to such prior payments. As a result, in certain circumstances, payments could be made under the tax receivable agreement that are significantly in excess of the benefits that PBF actually realizes in respect of (i) the increases in tax basis resulting from its purchases or exchanges of PBF LLC Series A Units and (ii) certain other tax benefits related to its entering into the tax receivable agreement, including tax benefits attributable to payments under the tax receivable agreement.

Decisions made by the pre-IPO owners of PBF LLC in the course of running our business, such as with respect to mergers, asset sales, other forms of business combinations or other changes in control, may influence the timing and amount of payments required to be made under the tax receivable agreement. For example, the earlier disposition of assets following an exchange or acquisition transaction will generally accelerate payments under the tax receivable agreement and increase the present value of such payments, and the disposition of assets before an exchange or acquisition transaction will increase the tax liability of the pre-IPO owners of PBF LLC without giving rise to any obligations to make payments under the tax receivable agreement.

Payments are generally due under the tax receivable agreement within a specified period of time following the filing of our tax return for the taxable year with respect to which the payment obligation arises, although interest on such payments will begin to accrue at a rate of LIBOR plus 50 basis points from the due date (without extensions) of such tax return. However, PBF may defer payments under the tax receivable agreement to the extent it does not have available cash to satisfy its payment obligations under the tax receivable agreement as described above.

As described above, payment obligations to the holders of PBF LLC Series A Units and PBF LLC Series B Units under the tax receivable agreement are obligations of PBF and not obligations of PBF LLC, PBF Holding or any other subsidiary. However, because PBF is a holding company with no operations of its own, its ability to make payments under the tax receivable agreement is dependent on our subsidiaries’ ability to make future distributions. For example, specific provisions in the indenture governing the 8.25% senior secured notes due 2020 and issued by PBF Holding are expected to permit PBF Holding to make distributions that include amounts sufficient to allow PBF to make on-going payments under the tax receivable agreement and to make an accelerated payment in the event of a change of control (however, the indenture permits a distribution on account of such a change of control only so long as PBF Holding offers to purchase all of the notes outstanding at a price in cash equal to 101% of the aggregate principal amount thereof, plus accrued and unpaid interest thereon). PBF expects to obtain funding for its on-going payments under the tax receivable agreement by causing PBF Holding to make cash distributions to PBF LLC under the relevant provisions of the indenture, and PBF LLC will, in turn, distribute such amounts, generally as tax distributions, on a pro rata basis to its owners. If PBF’s share of the distributions received through these specific provisions of the indenture are insufficient to satisfy its obligations under the tax receivable agreement, it may cause PBF LLC, which in turn will cause PBF Holding, to make distributions in accordance with other provisions of the indenture in order to satisfy such obligations. PBF LLC is also required to include in taxable income PBF LLC’s allocable share of PBF Logistics LP’s taxable income and gains (such share to be determined pursuant to the partnership agreement of PBF Logistics LP), regardless of the amount of cash distributions received by PBF LLC from PBF Logistics, and such taxable income and gains will flow-through to PBF to the extent of its allocable share of the taxable income and gains of PBF LLC. As a result, at certain times, including during the subordination period for the PBF Logistics LP subordinated units, the amount of cash otherwise ultimately available to PBF on account of its indirect interest in PBF Logistics may not be sufficient for PBF to pay the amount of taxes it will owe on account of its indirect interests in PBF Logistics. Based on our estimates of PBF’s obligations under the tax receivable agreement as described above, the amount of distributions on account of PBF’s obligations under the tax receivable agreement are expected to be substantial.

Relationship with PBF Logistics LP

On May 14, 2014, PBF Logistics LP completed its initial public offering. As of March 25, 2015, PBF LLC owns a 52.1% limited partner interest in PBF Logistics LP (consisting of 1,284,525 common units and 15,886,553 subordinated units), with the remaining 47.9% limited partner interest held by the public common unit holders. PBF LLC also owns all of the incentive distribution rights and indirectly owns a non-economic general partner interest in PBF Logistics LP, through its wholly-owned subsidiarity, PBF Logistics GP, the general partner of PBF Logistics LP. PBF Energy, through its ownership of PBF LLC, consolidates the financial results of PBF Logistics LP and its subsidiaries and records a noncontrolling interest in its consolidated financial statements representing the economic interest of the unit holders of PBF Logistics LP other than PBF LLC. PBF Logistics LP’s revenues are generated from agreements it has with PBF and its subsidiaries for services rendered to our refining business. PBF Logistics LP does not generate third party revenue and therefore intersegment related revenues are eliminated in consolidation by PBF Energy.

Consulting Agreement with Fuel Strategies International

Pursuant to a consulting agreement, Fuel Strategies International, Inc., the principal of which is James P. O’Malley, the brother of Thomas D. O’Malley, the Executive Chairman of our Board of Directors has provided us with monthly consulting services relating to our petroleum coke, crude oil and commercial operations. The initial term of the agreement was effective from February 8, 2010 through May 1, 2010, after which time it became an evergreen contract automatically renewing for additional 30-day periods. A new consulting agreement with Fuel Strategies was effective in June 2013 which had a term through June 1, 2014, provided that the Company had the option to terminate at any time subject to the lump sum payment of $250,000 that was payable at the end of the term. In February 2014, the Company exercised its option to terminate this consulting agreement effective as of April 30, 2014. In November 2014, we entered into a new consulting agreement with Fuel Strategies for services relating to pet-coke sales and management, railroad coordination, and related services. This agreement had a term from November 22, 2014 to March 31, 2015. For the years ended December 31, 2014, 2013 and 2012, we paid $586,243, $646,490 and $903,390, respectively.

Donald F. Lucey Release and Consulting Agreement

Effective January 31, 2014, Donald F. Lucey retired from his position as Executive Vice President with PBF Investments LLC, thereby terminating his employment with us. In connection with his retirement, PBF Investments LLC and Mr. Lucey entered into an agreement and release pursuant to which PBF Investments LLC paid Mr. Lucey $937,500, which equals the amount calculated in accordance with Section 8(c) of his employment agreement less the total of the retainer fee payments ($29,167) under the consulting agreement with DF Lucey, LLC, a firm of which Mr. Lucey is the principal. The consulting agreement with DF Lucey, LLC was entered concurrent with the release and has a term through December 31, 2016, with an annual retainer fee of $10,000. The consulting agreement also contains a non-compete provision that remains in effect for 30 days following termination of the agreement. Consistent with the terms of the 2012 Equity Incentive Plan, the options that Mr. Lucey received for our Class A Common Stock were to continue to vest during the term of his consulting agreement, however, in February 2015, the Board of Directors accelerated the vesting of 20,000 options to purchase Class A Common Stock, resulting in additional expense to the Company of $172,596. Through March 31, 2015, Mr. Lucey received retainer fees of $11,667 under the consulting agreement.

Michael Gayda Release and Consulting Agreement

Effective January 31, 2015, Michael Gayda retired from his position as President with PBF Investments LLC, thereby terminating his employment with us. In connection with his retirement, PBF Investments LLC and Mr. Gayda entered into an agreement and release pursuant to which PBF Investments LLC has agreed to pay Mr. Gayda $1,012,500, which equals the amount calculated in accordance with Section 8(c) of his employment agreement. PBF Investments LLC and Strategic Energy, LLC, of which Mr. Gayda is the principal, also entered into a consulting agreement concurrent with the release. The consulting agreement has a term through December 31, 2017 and a daily retainer fee of $3,000 for each day he actually performs work, prorated on the basis of an eight-hour work day. The consulting agreement also contains a non-compete provision that remains in effect for 30 days following termination of the agreement. Consistent with the terms of the 2012 Equity Incentive Plan, the options that Mr. Gayda received for our Class A Common Stock were to continue to vest during the term of his consulting agreement, however, in February 2015, the Board of Directors accelerated the vesting of 20,000 options to purchase Class A Common Stock, resulting in additional expense to the Company of $172,596. Through March 25, 2015, Mr. Gayda has received no fees under the consulting agreement.

Private Aircraft

We have an agreement with Thomas D. O’Malley, our Executive Chairman of the Board, for the use of an airplane owned by 936MP, LLC, a Delaware limited liability company, owned by Mr. O’Malley. We pay a charter rate that is the lowest rate this aircraft is chartered to third-parties. Our Audit Committee reviews such usage of the airplane annually. For the years ended December 31, 2014, 2013 and 2012, we incurred charges of $1,463,447, $1,274,150 and $1,030,388, respectively, related to use of this plane.

Statement of Policy Regarding Transactions with Related Persons

All related person transactions will be approved by our Board, which has adopted a written policy that applies to transactions with related persons. For purposes of the policy, related person transactions include transactions, arrangements or relationships involving amounts greater than $120,000 in the aggregate in which we are a participant and a related person has a direct or indirect material interest. Related persons are deemed to include directors, director nominees, executive officers, owners of more than five percent of our common stock, or an immediate family member of the preceding group. The policy provides that our Audit Committee will be responsible for the review and approval or ratification of all related-person transactions.

Our Audit Committee will review the material facts of all related person transactions that require the committee’s approval and either approve or disapprove of the entry into the related person transaction, subject to certain exceptions described below. The policy prohibits any of our directors from participating in any discussion or approval of a related person transaction for which such director is a related person, except that such director is required to provide all material information concerning the interested transaction to the committee. As part of its review and approval of a related person transaction, the Committee will consider whether the transaction is made on terms no less favorable than terms that would be generally available to an unaffiliated third-party under the same or similar circumstances, the extent of the related-person’s interest in the transaction and any other matters the committee deems appropriate.

Our related person transactions policy does not apply to: (1) employment of executive officers if the compensation is disclosed in the proxy statement or approved by the Compensation Committee; (2) director compensation that is disclosed in the proxy statement; (3) pro rata payments arising solely from the ownership of our equity securities; (4) certain indebtedness arising from ordinary course transactions or with owners of more than five percent of our common stock; (5) transactions where the rates or charges are determined by competitive bids; (6) certain charitable contributions; (7) regulated transactions; and (8) certain financial services.

PROPOSAL NO. 2

RATIFICATION OF APPOINTMENT OF

INDEPENDENT AUDITOR

(Item 2 on the Proxy Card)

The Audit Committee of the Board determined on February 9, 2015, to engage Deloitte & Touche LLP (“Deloitte”) as our independent registered public accounting firm for the fiscal year ending December 31, 2015. Deloitte also served as PBF’s independent registered public accounting firm for fiscal years ended December 31, 2014, 2013 and 2012 and as PBF LLC’s independent registered public accounting firm for fiscal year ended December 31, 2011. The Board requests stockholder approval of the following resolution adopted by the Audit Committee and the Board.

“RESOLVED, that the appointment of the firm of Deloitte LLP as PBF’s independent registered public accounting firm for the purpose of conducting an audit of the consolidated financial statements and the effectiveness of internal control over financial reporting of PBF and its subsidiaries for the fiscal year ending December 31, 2015 is hereby approved and ratified.”

The Board recommends that the stockholders vote “FOR” the proposal to ratify the appointment of Deloitte as PBF’s independent registered public accounting firm for 2015. Proxies will be voted FOR approval of the proposal unless otherwise specified.

The affirmative vote of a majority of the voting power of the shares present in person or by proxy and entitled to vote is required for adoption of this proposal. If the appointment is not approved, the adverse vote will be considered as an indication to the Board that it should select another independent registered public accounting firm for the following year. Because of the difficulty and expense of making any substitution of public accountants so long after the beginning of the current year, it is contemplated that the appointment for 2015 will be permitted to stand unless the Audit Committee finds other good reason for making a change.

Representatives of Deloitte are expected to be present at the Annual Meeting to respond to appropriate questions raised at the Annual Meeting or submitted to them in writing prior to the Annual Meeting. The representatives may also make a statement if they desire to do so.

DELOITTE FEES FOR FISCAL YEARS 2014 AND 2013

The following table presents fees billed for the years ended December 31, 2014 and 2013 for professional services performed by Deloitte.

	2014	2013

Audit Fees (1)	$3,405,067	$3,237,459

Audit-Related Fees (2)	2,348,943	1,433,606

Tax Fees (3)	312,357	31,916

All Other Fees	—	—

Total	$6,066,367	$4,702,981

(1)	Represents the aggregate fees for professional services rendered by Deloitte in connection with its audits of PBF Energy Inc.’s and its subsidiaries’ consolidated financial statements, including the audits of internal control over financial reporting, reviews of the condensed consolidated financial statements included in Quarterly Reports on Form 10-Q.

(2)	Represents fees for professional services rendered in connection with the filing of multiple registration statements on Form S-1 and Form S-3, audits performed (i) as part of registration statement filings in connection with the initial public offering of common units of PBF Logistics LP and (ii) relating to subsequent asset contributions by us to PBF Logistics LP, and consultations on accounting issues.

(3)	Represents fees associated with tax services rendered for income tax planning, and sales, use and excise tax matters and the preparation of partnership tax information for PBF Logistics LP.

All engagements performed by our independent registered public accounting firm, whether for auditing or non-auditing services, must be pre-approved by the audit committee of the board of directors. During the year ended December 31, 2014, all of the services performed for us by Deloitte were pre-approved by the audit committee.

REPORT OF THE AUDIT COMMITTEE FOR FISCAL YEAR 2014

Management is responsible for PBF’s internal controls and financial reporting process. Deloitte, PBF’s independent registered public accounting firm for the fiscal year ended December 31, 2014, is responsible for performing an independent audit of PBF’s consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (“PCAOB”), and to issue its report thereon. The Audit Committee monitors and oversees these processes. The Audit Committee approves the selection and appointment of PBF’s independent registered public accounting firm and recommends the ratification of such selection and appointment to our Board.

The Audit Committee has reviewed and discussed PBF’s audited financial statements with management and Deloitte. The committee has discussed with Deloitte the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380 “Communication with Audit Committees”), as adopted by the PCAOB in Rule 3200T. The Committee has received the written disclosures and the letter from Deloitte required by applicable requirements of the PCAOB regarding the independent accountant’s communications with the Audit Committee concerning independence, and has discussed with Deloitte that firm’s independence.

Based on the foregoing review and discussions and such other matters the Audit Committee deemed relevant and appropriate, the committee recommended to the Board that the audited financial statements of PBF be included in its Annual Report on Form 10-K for the year ended December 31, 2014, for filing with the SEC.

Members of the Audit Committee:

Jefferson F. Allen, Chairman

Dennis Houston

Edward Kosnik

* The material in this Report of the Audit Committee is not “soliciting material,” is not deemed filed with the SEC, and is not to be incorporated by reference in any of PBF’s filings under the Securities Act or the Exchange Act, respectively, whether made before or after the date of this proxy statement and irrespective of any general incorporation language therein.

GOVERNANCE DOCUMENTS AND CODE OF ETHICS

We adopted a Code of Business Conduct and Ethics that applies to our principal executive officer, principal financial officer, and controller. The code charges these officers with responsibilities regarding honest and ethical conduct, the preparation and quality of the disclosures in documents and reports we file with the SEC, and compliance with applicable laws, rules, and regulations. The Code also applies to all of our employees and directors.

We have adopted Corporate Governance Guidelines that, along with the charters of our Board committees, provide the framework for our governance processes. We post the following documents on our website at www.pbfenergy.com under the “Corporate Governance” tab in the “Investors” section. A printed copy of any of these documents is available to any stockholder upon request. Requests for documents must be in writing and directed to PBF’s Secretary at the address indicated on the cover page of this proxy statement.

•	Code of Business Conduct and Ethics

•	Corporate Governance Guidelines

•	Audit Committee Charter

•	Compensation Committee Charter

•	Nominating and Corporate Governance Committee Charter

STOCKHOLDER COMMUNICATIONS

Stockholders and other interested parties may communicate with the Board, its non-management directors, or the Lead Director by sending a written communication addressed to “Board of Directors,” “Non-Management Directors,” or “Lead Director” in care of PBF’s Secretary at the address indicated on the cover page of this proxy statement. Additional requirements for certain types of communications are stated under the caption “Stockholder Nominations and Proposals” below.

STOCKHOLDER NOMINATIONS AND PROPOSALS

If you wish to submit a stockholder proposal to be included in our proxy statement for the 2016 annual meeting of stockholders pursuant to Rule 14a-8 of the Securities Exchange Act of 1934, we must receive your written proposal on or before December 5, 2015. Address the proposal to PBF’s Secretary at the address shown on the cover page of this proxy statement. The proposal must comply with Rule 14a-8, which lists the requirements for the inclusion of stockholder proposals in company-sponsored proxy materials.

If you wish to present a stockholder proposal at the 2016 annual meeting of stockholders that is not the subject of a proposal pursuant to Rule 14a-8 of the Exchange Act, or if you wish to recommend to the Board’s Nominating and Corporate Governance Committee the nomination of a person for election to the Board, you must follow the procedures outlined in Article I, Section 12 of our bylaws. These procedures include the requirement that your proposal must be delivered to PBF’s Secretary at the address shown on the cover page of this proxy statement not later than the close of business on the 90th day or earlier than the close of business on the 120th day prior to the first anniversary of the preceding year’s annual meeting. If the date of the annual meeting is more than 30 days from such anniversary date, your notice must be delivered not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day we publicly announce the date of the 2015 annual meeting of stockholders.

Our bylaws are available in our SEC filings which can be accessed on our website at www.pbfenergy.com under the “Corporate Governance” tab in the “Investors” section. Stockholders are urged to review all applicable rules and consult legal counsel before submitting a nomination or proposal to PBF.

OTHER BUSINESS

If any matters not referred to in this proxy statement properly come before the Annual Meeting or any adjournments or postponements thereof, the enclosed proxies will be deemed to confer discretionary authority on the individuals named as proxies to vote the shares represented by proxy in accordance with their best judgments. The Board is not currently aware of any other matters that may be presented for action at the Annual Meeting.

FINANCIAL STATEMENTS

Consolidated financial statements and related information for PBF, including audited financial statements for the fiscal year ended December 31, 2014, are contained in PBF’s Annual Report on Form 10-K. We have filed our Annual Report on Form 10-K with the SEC. You may review this report on the internet as indicated in the Internet Availability Notice and through our website (www.pbfenergy.com in the “Investors” section under “SEC Filings”).

HOUSEHOLDING

The SEC’s rules allow companies to send a single Notice or single copy of annual reports, proxy statements, prospectuses, and other disclosure documents to two or more stockholders sharing the same address, subject to certain conditions. These “householding” rules are intended to provide greater convenience for stockholders, and cost savings for companies, by reducing the number of duplicate documents that stockholders receive. If your shares are held by an intermediary broker, dealer, or bank in “street name,” your consent to householding may be sought, or may already have been sought, by or on behalf of the intermediary. If you wish to revoke consent to householding obtained by a broker, dealer, or bank which holds shares for your account, you may contact your broker. If you participate in householding and wish to receive a separate copy of this Notice of Annual Meeting, Proxy Statement and any accompanying documents, please contact American Stock Transfer & Trust Company, LLC and a separate copy will be sent to you promptly.

TRANSFER AGENT

American Stock Transfer & Trust Company, LLC serves as our transfer agent, registrar, and dividend paying agent with respect to our Class A Common Stock. Correspondence relating to any stock accounts, dividends, or transfers of stock certificates should be addressed to:

American Stock Transfer & Trust Company, LLC

6201 15th Avenue

Brooklyn, NY 11219

Tel: 800-937-5449

ANNUAL MEETING OF STOCKHOLDERS OF

PBF ENERGY INC.

May 21, 2015

PROXY VOTING INSTRUCTIONS

INTERNET - Access “www.voteproxy.com” and follow the on-screen instructions or scan the QR code with your smartphone. Have your proxy card available when you access the web page.

TELEPHONE - Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call.

Vote online/phone until 11:59 PM EST the day before the meeting.

MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible.

IN PERSON - You may vote your shares in person by attending the Annual Meeting.

GO GREEN - e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.amstock.com to enjoy online access.

COMPANY NUMBER

ACCOUNT NUMBER

IMPORTANT NOTICE REGARDING THE INTERNET AVAILABILITY OF PROXY MATERIALS

FOR THE STOCKHOLDER MEETING TO BE HELD ON MAY 21, 2015:

The Notice of Meeting, proxy statement and proxy card

are available at http://www.astproxyportal.com/ast/17860/

i  Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet.  i

00033333333330001000 4	052115

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ALL OF THE NOMINEES UNDER PROPOSAL 1 AND “FOR” PROPOSAL 2.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE  ☒

The undersigned acknowledges receipt from the Company before the execution of this proxy of the Notice of Annual Meeting of Stockholders, a Proxy Statement for the Annual Meeting of Stockholders and the 2014 Annual Report to Stockholders and instructs the proxies to vote as directed hereon.		1.	Election of Directors: Thomas D. O’Malley Spencer Abraham Jefferson F. Allen	FOR ☐ ☐ ☐	AGAINST ☐ ☐ ☐	ABSTAIN ☐ ☐ ☐

			Wayne A. Budd	☐	☐	☐

			S. Eugene Edwards	☐	☐	☐

			Dennis M. Houston	☐	☐	☐

			Edward F. Kosnik	☐	☐	☐

			Eija Malmivirta	☐	☐	☐

			Thomas J. Nimbley	☐	☐	☐

		2.	The ratification of the appointment of Deloitte & Touche LLP (Deloitte) as independent auditor for fiscal year ending December 31, 2015.	☐	☐	☐

NOTE: With discretionary authority upon such other business as may properly come before the meeting or any adjournment or postponement thereof.

			MARK “X” HERE IF YOU PLAN TO ATTEND THE MEETING.	☐
To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.	☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

Note:    Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

ANNUAL MEETING OF STOCKHOLDERS OF

PBF ENERGY INC.

MAY 21, 2015

IMPORTANT NOTICE REGARDING THE INTERNET AVAILABILITY OF PROXY MATERIALS

FOR THE STOCKHOLDER MEETING TO BE HELD ON MAY 21, 2015:

The Notice of Meeting, proxy statement and proxy card

are available at http://www.astproxyportal.com/ast/17860/

Please sign, date and mail

your proxy card in the

envelope provided as soon

as possible.

i  Please detach along perforated line and mail in the envelope provided.  i

00033333333330001000 4	052115

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ALL OF THE NOMINEES UNDER PROPOSAL 1 AND “FOR” PROPOSAL 2.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE  ☒

The undersigned acknowledges receipt from the Company before the execution of this proxy of the Notice of Annual Meeting of Stockholders, a Proxy Statement for the Annual Meeting of Stockholders and the 2014 Annual Report to Stockholders and instructs the proxies to vote as directed hereon.		1.	Election of Directors: Thomas D. O’Malley Spencer Abraham Jefferson F. Allen	FOR ☐ ☐ ☐	AGAINST ☐ ☐ ☐	ABSTAIN ☐ ☐ ☐
			Wayne A. Budd	☐	☐	☐

			S. Eugene Edwards	☐	☐	☐

			Dennis M. Houston	☐	☐	☐

			Edward F. Kosnik	☐	☐	☐

			Eija Malmivirta	☐	☐	☐

			Thomas J. Nimbley	☐	☐	☐

		2.	The ratification of the appointment of Deloitte & Touche LLP (Deloitte) as independent auditor for fiscal year ending December 31, 2015.	☐	☐	☐

NOTE: With discretionary authority upon such other business as may properly come before the meeting or any adjournment or postponement thereof.

			MARK “X” HERE IF YOU PLAN TO ATTEND THE MEETING.	☐
To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.	☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

Note:    Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

☐

PBF ENERGY INC.

One Sylvan Way, Second Floor

Parsippany, New Jersey 07054

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Jeffrey Dill and Trecia Canty as proxies, each with full power of substitution, to represent and vote as designated on the reverse side, all the shares of Common Stock of PBF Energy Inc. held of record by the undersigned on March 25, 2015, at the Annual Meeting of Stockholders to be held at the Governor Morris Inn, 2 Whippany Rd, Morristown, NJ 07960, on May 21, 2015, or any adjournment or postponement thereof, with all the power which the undersigned would have if personally present, hereby revoking any proxy heretofore given.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED AS THE BOARD RECOMMENDS.

(Continued and to be signed on the reverse side.)

1.1	14475